Exhibit 10.2

MASTER PURCHASE AND SALE AGREEMENT

THIS MASTER PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of the 28th day of October, 2025 (the “Effective Date”), by and between MDR DAN TIBBS ROAD, LLC, a Delaware limited liability company and MDR BOWLING GREEN, LLC, a Delaware limited liability company (collectively, “Seller”), and FCPT ACQUISITIONS, LLC, a Delaware limited liability company (“Buyer”).

WITNESSETH:

For and in consideration of the promises set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer (each, a “Party” and, collectively, the “Parties”) hereby covenant and agree as follows:

1.Agreement to Purchase.  Buyer agrees to purchase, and Seller agrees to sell, in accordance with the terms, conditions and stipulations set forth in this Agreement (the “Transaction”), all of Seller’s right, title and interest in and to:

(a)the parcels of real property identified, and legally described, on Exhibit A attached hereto (collectively, the “Real Properties” and individually, a “Real Property”), it being understood that Seller represents to Buyer that Exhibit A sets forth each Real Property owned by a Seller;

(b)all buildings and other improvements located on each Real Property (collectively, the “Improvements”), and all of Seller’s interest, if any, in any equipment, machinery and personal property on or used in connection with the Real Property (collectively, the “Personalty”);

(c)all plans, specifications, reports and studies pertaining to each Real Property in Seller’s possession or under its control (collectively, the “Property Documents”), and Seller’s interest in all permits and licenses (collectively, the “Permits”), warranties and guarantees (collectively, the “Warranties”), and trade names, intellectual property and other intangibles relating to each Real Property (collectively, the “Intangibles”);

(d)all mineral, oil and gas rights, water rights, sewer rights and other utility rights appurtenant to or allocated to each Real Property;

(e)the Leases (defined below), including without limitation, all rent, prepaid rent, security deposits and other payments and deposits thereunder and all guarantees thereof (subject to the requirements of this Agreement); and

(f)all fixtures, appurtenances, easements, licenses, privileges and other property interests belonging or appurtenant to a Real Property (all of the foregoing items in clauses (a) through (f) above, now or hereafter existing, collectively, the “Property”; provided that more than one Property shall be collectively referred to as the “Properties”).

2.Purchase Price.  The aggregate purchase price to be paid by Buyer to Seller for the Properties is FIVE MILLION THREE HUNDRED FIFTY THOUSAND and No/100 Dollars ($5,350,000.00) (the “Purchase Price”), which Purchase Price is allocated among the Properties as set forth on Exhibit A attached hereto, and is payable as follows:

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(a)One Hundred Thousand and No/100 Dollars ($100,000.00) earnest money (said amount, plus all interest earned or accrued thereon, the “Earnest Money Deposit”) to be deposited in escrow with Fidelity National Title, 1 E. Washington Street, #450, Phoenix, Arizona 85004, Attention: Shannon Mooring (“Escrow Agent”) not later than three (3) business days following the receipt by Escrow Agent of a fully-executed copy of this Agreement (said receipt by Escrow Agent of both a fully-executed copy of this Agreement and the Earnest Money Deposit, the “Opening of Escrow”), which Earnest Money Deposit is to be held by Escrow Agent until released to Seller or Buyer as provided herein or paid to Seller at close of escrow (“COE”);

(b)The balance of the Purchase Price, in additional cash, or other immediately available funds (as may be increased or decreased by such sums as are required to take into account any additional deposits, prorations, credits, or other adjustments required by this Agreement), as set forth in one or more settlement or closing statements prepared by Escrow Agent and approved by Buyer and Seller in connection with closing of the Properties purchased by Buyer from Seller pursuant to this Agreement, which sum is to be deposited in escrow with Escrow Agent on or before COE as to such Properties, and held by Escrow Agent until termination of this Agreement as provided herein or paid to Seller at COE.

3.Application of Earnest Money Deposit.  Seller and Buyer hereby instruct Escrow Agent to place the Earnest Money Deposit in a federally insured account on behalf of Seller and Buyer, which account may at Buyer’s election be interest-bearing, in which event all interest earned thereon shall be deemed a part of the Earnest Money Deposit.  The Earnest Money Deposit shall be applied as follows:

(a)if Buyer terminates this Agreement as Buyer is so entitled to do as provided in this Agreement, the Earnest Money Deposit shall be paid immediately to Buyer;

(b)if the Earnest Money Deposit is forfeited by Buyer pursuant to this Agreement, such Earnest Money Deposit shall be paid to Seller as Seller’s total liquidated damages as contemplated in Section 21(b) below, it being acknowledged and agreed that it would be difficult or impossible to determine Seller’s exact damages; or

(c)if escrow closes, the Earnest Money Deposit shall be credited to Buyer and applied against the Purchase Price and paid to Seller at COE.

4.Transaction Documents.  The Personalty located on each Real Property shall be transferred by that certain bill of sale from Seller to Buyer, the agreed upon form of which is attached hereto as Exhibit B (the “Bill of Sale”); the Permits, Warranties, Property Documents and Intangibles with respect to each Real Property shall be transferred by that certain assignment and assumption agreement, the agreed upon form of which is attached hereto as Exhibit C (the “Assignment Agreement”); each Real Property and the Improvements located thereon shall be transferred and conveyed by execution and delivery of Seller’s special or limited warranty deed, the agreed upon form of which is attached hereto as Exhibit D (each, a “Deed”); and the Leases shall be assigned by Seller to Buyer pursuant to certain assignments of lease, the agreed upon form of which is attached hereto as Exhibit E (each, a “Lease Assignment”).  The Bill of Sale, the Assignment Agreement, the Deeds and the Lease Assignments are hereinafter collectively referred to as the “Transaction Documents”.  Notwithstanding the foregoing, if any Warranty transfer requires the approval of the applicable warrantor and/or satisfaction of any other conditions to such transfer, Seller shall obtain such approval and satisfy all such conditions no later than COE.

5.Leases.  Each Property is subject to that certain lease agreement (collectively, the “Leases”) by and between the applicable Seller and the applicable tenant identified on Exhibit A

(collectively, the Tenants”), and an associated guaranty (if any), each of which shall be assigned to Buyer at COE pursuant to a Lease Assignment.

6.Title Commitment; Survey; Objectionable Matters.  (a)  Within ten (10) days after the Opening of Escrow, Escrow Agent shall deliver a current commitment (each, a “Title Commitment” and, collectively, the “Title Commitments”) for an ALTA extended coverage title insurance policy (each, an “Owner’s Policy” and, collectively, the “Owner’s Policies”) for each of the Properties to Buyer and Seller. Each Title Commitment shall show the status of title to the applicable Property as of the date of such Title Commitment and shall also describe the requirements of Escrow Agent for the issuance of an Owner’s Policy corresponding to such Property as described herein.  The cost of the Owner’s Policy shall be paid by Seller; provided, however, that any additional costs for an extended coverage policy, endorsements thereto (excluding, however, those endorsements required to cure one or more Objectionable Matters (defined below), which endorsements shall be issued at Seller’s sole cost and expense), or any lender’s title policy shall be paid by Buyer. In addition to the Title Commitments, Escrow Agent shall simultaneously deliver to Buyer complete, legible copies of all documents identified in any requirement or exception to each Title Commitment (which may be in electronic form as links in the Title Commitments).

(b)Promptly after the Opening of Escrow, Buyer may cause a surveyor licensed in the state in which the applicable Property is located to complete and deliver to Escrow Agent and Buyer a current, certified ALTA survey of the Real Property and Improvements comprising such Property (each, a “Survey” and, collectively, the “Surveys”), whereupon the legal descriptions in the Surveys shall control over the descriptions in Exhibit A attached hereto to the extent they may be inconsistent.  Each Survey shall set forth the legal description and boundaries of the applicable parcel of Real Property and all easements, encroachments and improvements thereon. Any such Survey shall be at Buyer’s sole cost.

(c)If Buyer determines, in its reasonable discretion, that any exception to title as shown in any Title Commitment and/or any matter disclosed by any Survey is objectionable and/or unacceptable to Buyer (collectively, the “Objectionable Matters”), then Buyer may, by giving written notice thereof to Escrow Agent and Seller on or before expiration of the Inspection Period or ten (10) days from Buyer’s receipt of the Title Commitment and Survey, whichever is later,  either (i) terminate this Agreement with respect to the Property corresponding to such Objectionable Matters (each such Property, a “Removed Property”), (ii) terminate this Agreement as to all Properties and receive a return of the Earnest Money Deposit, or (iii) provisionally accept the title to such Property corresponding to such Objectionable Matters, subject to Seller’s agreement to cause the removal of or otherwise cure such Objectionable Matters prior to COE. If Buyer gives notice to Seller of its election of option (iii) above, Seller shall notify Buyer in writing within five (5) days after receiving Buyer’s written notice of Objectionable Matters whether Seller intends to remove (or cause Escrow Agent to endorse over, to Buyer’s satisfaction) or otherwise cure any such Objectionable Matters.  If Seller fails to notify Buyer of its intentions within such five (5) day period, Seller shall be deemed to have elected not to remove or otherwise cure such Objectionable Matters. Subject to Section 6(g) below, Buyer acknowledges that Seller shall have no obligation to remove or otherwise cure any Objectionable Matters.  All costs and expenses to remove or otherwise cure the Objectionable Matters shall be borne by Seller.

(d)In the event any Title Commitment is amended (each such Title Commitment, an “Amended Title Commitment”) to include new exceptions that are not set forth in the prior Title Commitment corresponding to the same Property, or in the event any Survey is amended (each such Survey, an “Amended Survey”) to include or depict matters that are not set forth in the prior Survey corresponding to the same Property, Buyer shall have until the later of (i) the expiration of the Inspection Period, (ii) the date ten (10) days after Buyer’s receipt of both such Amended Title Commitment and copies of the documents identified in the new exceptions or new requirements, or (iii) the date ten (10)

days after Buyer’s receipt of the Amended Survey, as applicable, within which to either (X) remove the Property corresponding to such Amended Title Commitment or Amended Survey from this Agreement as set forth in Section 6(c) above (each, a “Removed Property”), (Y) terminate this Agreement as to all Properties as set forth in Section 6(c) above and receive a return of the Earnest Money Deposit, or (Z) to provisionally accept the title to such Property corresponding to such Amended Title Commitment or Amended Survey subject to Seller’s agreement to cure or otherwise cause the removal of any Objectionable Matters identified by Buyer in a written notice to Seller in the manner set forth in Section 6(c) above.

(e)In the event Buyer provisionally accepts title to a Property subject to Seller’s agreement to cure one or more Objectionable Matters pursuant to Sections 6(c) and/or 6(d) above, if Seller serves notice to Buyer that Seller does not intend to remove or otherwise cure such Objectionable Matters before COE (or if Seller is deemed to have elected not to remove or otherwise cure such Objectionable Matters), Buyer shall, within five (5) days after receipt of such notice from Seller, notify Seller and Escrow Agent in writing of Buyer’s election to either (i) remove the Property corresponding to such Objectionable Matter(s) as set forth in Sections 6(c) and/or 6(d) above (each, a “Removed Property”), (ii) terminate this Agreement as to all Properties as set forth in Sections 6(c) and/or 6(d) above and receive a return of the Earnest Money Deposit, or (iii) waive such Objectionable Matter(s).  If written notice of either satisfaction or dissatisfaction as to any Title Commitment, Survey, Amended Title Commitment, or Amended Survey is not timely given by Buyer to Seller pursuant to this Section 6 then Buyer shall be deemed to have disapproved of the condition of title of all of the Properties and shall have elected to terminate this Agreement as set forth in Section 6(c) or 6(d), as applicable above.

(f)If Buyer and Seller mutually agree that an Objectionable Matter with respect to a Property cannot be cured by either Seller or Escrow Agent within the five (5) day period specified in this Section 6, but such Parties mutually agree that such Objectionable Matter is reasonably susceptible to cure within thirty (30) days following the scheduled Closing Date, then Seller and Buyer shall amend this Agreement to provide that COE shall be delayed until the date which is no later than thirty (30) days following the scheduled Closing Date to allow time for such Objectionable Matter to be cured by Seller or Escrow Agent.

(g)Notwithstanding anything to the contrary set forth in this Agreement, any lien, including, without limitation, any mortgage lien, deed of trust lien, tax lien, judgment lien and/or mechanics liens affecting any Property must be paid and satisfied by Seller at COE, whether or not Buyer objects thereto, and such items shall be deemed to be included in all Objectionable Matters even if not specifically so included by Buyer.

(h)If Seller is unable to convey title to its respective Property free and clear of the lien of any state or local tax, Seller shall be responsible for either paying such tax or providing to Escrow Agent security (such as a cash deposit) so that Escrow Agent can issue a Title Policy with respect to such Property to Buyer free and clear of such liens, whether or not Buyer includes such liens as a Objectionable Matters.

(i)The Purchase Price shall be reduced by the amount corresponding to each Removed Property as set forth on Exhibit A attached hereto, as applicable.  In the event that all of the Properties are removed from this Agreement pursuant to Sections 6(c), 6(d) and/or 6(e) hereof, this Agreement shall thereupon terminate in its entirety, whereupon the Earnest Money Deposit shall be paid immediately to Buyer and all documents deposited in escrow by Buyer shall be returned to Buyer without delay.

7.Seller’s Diligence Materials.  Seller agrees to deliver to Buyer, within three (3) business days following the Effective Date, copies of all documents and information in Seller’s possession or control relating to the ownership, use, management or operation of the Properties (collectively, “Seller’s Diligence Materials”), all at no cost to Buyer.  The foregoing deliveries shall include, but not be limited to, the documents, materials and information set forth on the attached Exhibit F.  Should Seller receive new or updated information regarding any of the matters set forth in this Section 7 (any such new or updated information, the “New Information”) after the Effective Date and prior to COE, Seller will immediately notify Buyer of such fact and will promptly deliver complete copies thereof to Buyer.

8.Inspection Period; Entry Rights; ROFR.

(a)Buyer shall have until 11:59 p.m. PST on the thirtieth (30th) day after the Opening of Escrow (the “Inspection Period”), at Buyer’s sole cost, within which to conduct and approve any inspections, investigations, studies or tests deemed necessary by Buyer, in Buyer’s sole discretion, to determine the feasibility of acquiring each Property, including, without limitation, Buyer’s right to:  (i) review and approve each applicable Title Commitment and Survey, review and approve each applicable Lease, review Seller’s operating statements with respect to each Property, and review the Permits, Warranties, Property Documents and Intangibles applicable to each Property; and (ii) obtain, review and approve environmental, property condition and zoning studies of each Property (collectively, “Buyer’s Diligence”).

(b)Seller hereby grants to Buyer and Buyer’s agents, employees and contractors the right to enter upon each of the Properties, at any time or times prior to COE, to conduct Buyer’s Diligence, provided that Buyer may not perform any physically invasive testing (including, without limitation, any Phase II environmental audit) without obtaining Seller’s prior written consent, which consent may be withheld in Seller’s sole and absolute discretion. Buyer and/or its consultants shall, during any entry upon the Properties, carry not less than One Million Dollars ($1,000,000.00) commercial general liability insurance insuring all activity and conduct of Buyer and/or such consultants.  Buyer agrees that in exercising its right of access hereunder, Buyer will use and will cause its consultants to use commercially reasonable efforts not to unreasonably interfere with the activity of any Tenant at the Properties.  Buyer shall repair damage to any Property resulting from Buyer’s Diligence, and Buyer shall and does hereby agree to indemnify and hold Seller harmless from any and all liabilities, claims, losses or damages, including, but not limited to, court costs and attorneys’ fees, which may be incurred by Seller as a direct result of Buyer’s Diligence, except to the extent arising from the negligence or willful misconduct of Seller or the mere discovery of a pre-existing condition by Buyer.  Buyer’s indemnity and hold harmless obligation shall survive termination of this Agreement as to any such Property or COE for a period of one (1) year. (the “Survival Period”).  Seller’s contact person for purposes of scheduling Buyer’s physical inspections of the Property is Erin Burke, (619) 380-4602, eburke@medalistreit.com.

(c)A Tenant may, pursuant to a Lease, have a right of first refusal, right of first offer or similar right to purchase a Property (a “ROFR”).  If there is a ROFR, not later than two (2) business days after the full execution of this Agreement by Seller and Buyer, Seller shall provide such Tenant with notice thereof and an opportunity to permit such Tenant to exercise its ROFR within the timeframe and in the manner provided in the applicable Lease.  The form of such notice shall be approved by Buyer before being sent by Seller.  If such Tenant timely and properly exercises its ROFR, Seller shall give Buyer written notice thereof, whereupon this Agreement shall terminate as to that Property, or, at Buyer’s option, to be exercised by written notice delivered to Seller on or before the later to occur of the end of the Inspection Period or five (5) days after Seller’s Notice, as to all Properties (in which event the Earnest Money Deposit shall be paid immediately to Buyer), and Seller shall reimburse Buyer for Buyer’s out of pocket expenses incurred with respect to such Property or Properties, as applicable (including without limitation reasonable attorneys’ fees), and neither Buyer nor Seller shall have any further duties or obligations under this Agreement as to the Property or Properties that are subject to the termination, except as otherwise provided herein.  The transaction contemplated herein shall proceed with respect to all Properties not subject to a termination in accordance with the immediately previous sentence, subject to the terms and conditions of this Agreement.  If a Tenant does not timely and properly exercise its ROFR, or a Tenant gives Seller written notice of such Tenant’s intention not to exercise its ROFR, Seller shall promptly give Buyer written notice thereof (including copies of any notices received from any Tenant).

(d)A preliminary closing statement prepared by Escrow Agent and reasonably approved by Seller and Buyer, setting forth, among other things, all payments to and from Escrow in connection with the purchase and sale of the Properties (the “Closing Statement”) shall be agreed upon by Seller and Purchaser (in their reasonable discretion) not later than the last day of the Inspection Period.

9.Buyer’s Termination Right.  With respect to each Property, unless Buyer so notifies Seller, in writing, on or before the end of the Inspection Period, of Buyer’s acceptance as to such Property, this Agreement shall be terminated as to such Property (such terminated Property, a “Removed Property”) and the Purchase Price shall be reduced by the amount corresponding to such Removed Property as set forth in Exhibit A attached hereto, and this Agreement shall continue in full force and effect with respect to the other Properties.  In the event that none of the Properties are accepted by Buyer in the manner contemplated in the preceding sentence, this Agreement shall automatically terminate in its entirety, whereupon the Earnest Money Deposit shall be paid immediately to Buyer, the Parties shall have no further liability or obligation under this Agreement except as otherwise expressly provided herein, and all documents deposited in escrow by Buyer shall be returned to Buyer without delay.

10.Close of Escrow.  COE as to each of the Properties shall be on or before 5:00 p.m. PST on the tenth (10th) business day after the expiration date of the Inspection Period (as such Inspection Period may be extended) or such earlier date as Buyer may choose by giving two (2) business days’ written notice thereof to Seller and Escrow Agent (such date, as to each Property, the “Closing Date”).  Notwithstanding the foregoing, Buyer and Seller each shall have the right to extend COE for up to five (5) business days upon written notice to the other party prior to the original Closing Date.  Seller shall deliver possession of each of the Properties to Buyer at COE subject only to the rights of a Tenant pursuant to the applicable Lease and the Permitted Exceptions (defined below).

11.Closing Prorations and Costs.

(a)Insurance, taxes, special assessments, utilities or any other costs related to the Properties shall be prorated between Seller and Buyer at COE only if and to the extent such costs are not borne by the applicable Tenant pursuant to the Leases.  Any such costs that are not borne by the applicable Tenant pursuant to the Leases shall be prorated as of the Closing Date.  All rents paid or payable for the month in which COE occurs pursuant to the Leases shall be prorated on a per diem basis as of the Closing Date.  All such items attributable to the period up to the Closing Date shall be credited or charged to Seller.  All such items attributable to the period on and after the Closing Date shall be credited or charged to Buyer.  All pre-paid or abated rents, unpaid tenant allowances or reimbursements, and/or deposit amounts (including any tax or expense escrows and any security deposits) held by the applicable Seller under any Lease, if any, will be paid to Buyer in the form of a credit against the Purchase Price.  At COE, Buyer will be credited with the full amount of all security deposits paid by each Tenant, if any, to the extent not previously applied by Seller in accordance with the applicable Lease (provided that any such application of a security deposit shall be acknowledged by the applicable Tenant in the estoppel certificate described in Section 16(c) below).  If a near-term rent increase under any Lease was used in determining the Purchase Price, Buyer shall be credited for the positive difference in rent (on a prorated, per diem basis for the period from and including the Closing Date through and including the day preceding the date on which such rent increase takes effect) between the amount of rent payable by Tenant under such Lease as of the Closing Date and the amount of rent used in determining the Purchase Price. Seller shall be credited with the full amount of any refundable deposits paid in connection with contracts with utility providers or vendors that are assumed by Buyer; provided, that such providers and vendors acknowledge that such deposits are held, as of COE, for Buyer’s account.  Seller shall not receive any credit at COE for rents that have not been collected as of COE.  Buyer will pay over to Seller any rents received by Buyer after COE attributable to the period prior to the Closing Date (determined on the basis of applying rents received to the most recently accrued rent first).  If COE occurs on or after the twenty-fourth (24th) day of the calendar month, the monthly scheduled rent amount(s) payable to the landlord under the Leases for the full calendar month following the month in which COE occurs will be credited to Buyer at COE (and, in such event, the applicable Seller will be entitled to receive and retain such credited amounts when paid by the applicable Tenant).  Seller shall be required to deliver to Escrow Agent at COE certificates of Seller respecting the “non-foreign” status of Seller, any required state withholding or non-foreign status certificates and any other such affidavits, documents and security required by applicable law or that Escrow Agent may reasonably require each executed by Seller, including any necessary or required to (i) confirm that the sale of the Properties does not constitute the sale of the majority of the assets of the applicable Seller, or (ii) allow Escrow Agent to insure title to the Properties free and clear of the lien of any state or local tax, and the performance of Seller’s obligation set forth in this sentence shall be a condition to Buyer’s obligation to purchase the Properties.

(b)Seller and Buyer shall be responsible for the payment of costs and expenses incurred by Seller and Buyer in connection with the Transaction as follows:

(i)Seller shall pay, with respect to each Property: (i) any and all municipal, county and state transfer taxes, documentary stamp taxes and/or similar taxes due on the transfer of the Real Property from Seller to Buyer (including without limitation, any state or local recording fee), (ii) the costs of releasing all liens, judgments, and other encumbrances that are to be released and of recording such releases, (iii) any costs associated with the delivery of the Title Commitment and the cost of the standard coverage portion of each Owner’s Policy and any endorsements which are the obligation of Seller pursuant to Section 6(a); and (iv) one-half (1/2) of any escrow fee charged by Escrow Agent.

(ii)Buyer shall pay, with respect to each Property: (i) any additional Owner’s Policy costs for an extended coverage policy and any endorsements thereto, except endorsements which are the obligation of Seller pursuant to Section 6(a), (ii) the standard coverage portion of Buyer’s lender’s title policy (if any), and any endorsements thereto, (iii)  the cost of the Survey; and (iv) one-half (1/2) of any escrow fee charged by Escrow Agent.

(iii)Any other closing costs not specifically designated as the responsibility of either Party to this Agreement shall be paid by Seller and Buyer according to the usual and customary allocation of the same in the jurisdiction in which the particular Property is located.  Except as otherwise set forth in this Agreement, Seller and Buyer will each be solely responsible for and bear all of their own respective expenses, including, without limitation, expenses of legal counsel.  Seller agrees that all closing costs payable by Seller shall be deducted from Seller’s proceeds otherwise payable to Seller at COE.  Buyer shall deposit with Escrow Agent sufficient cash to pay all of Buyer’s closing costs at COE.

(c)If, after COE, the Parties discover any errors in adjustments and apportionments or additional information becomes available which would render the closing prorations inaccurate, the same shall be corrected as soon after their discovery as possible.  The provisions of this Section 11(c) shall survive COE except that no adjustment shall be made later than one (1) year after COE unless prior to such date the Party seeking the adjustment shall have delivered a written notice to the other Party specifying the nature and basis for such claim; provided, however, if an adjustment is sought due to the fact that current tax bills with respect to a Property had not yet been issued as of COE, the provisions of this Section 11(c) shall survive with respect to any closing proration of real property taxes until thirty (30) days after Buyer’s receipt of tax bills for the period of time during which COE occurred.  If any such claim is valid, the Party against whom the claim is sought shall have ten (10) days in which to remit any adjustment due.

12.Seller’s Representations and Warranties.  Each Seller hereby represents and warrants to Buyer as of the Effective Date and again as of COE that:

(a)Seller is a limited liability company duly organized, validly existing and in good standing under the laws of its state of organization. Seller has the full power and lawful authority to enter into and carry out the terms and conditions of this Agreement and to execute and deliver all documents which are contemplated by this Agreement; and all actions necessary to confer such power and authority upon the persons executing this Agreement and all documents which are contemplated by this Agreement to be executed on behalf of Seller have been taken;

(b)Seller’s organizational documents and applicable laws do not in any way prohibit, limit or otherwise affect the right or power of Seller to enter into and perform all of the terms and covenants of this Agreement. Seller is not a party to or bound by any contract, agreement, indenture, trust agreement, note, obligation or other instrument that could prohibit, limit or otherwise affect the same. No consent, authorization or approval of, or other action by, and no notice to or filing with, any governmental agency or any other person are required for the due execution, delivery and performance by Seller of this Agreement or any of the terms and covenants contained in this Agreement;

(c)the execution, delivery and performance of this Agreement do not and will not result in the creation or imposition of any lien or other encumbrance upon the assets of Seller, nor will this transaction in any way violate any other agreements to which Seller is a party;

(d)there are no unrecorded leases, liens or encumbrances which may affect title to any of the Properties (other than the Leases); any existing financing secured by any of the Properties or any part thereof shall be satisfied and discharged in full at or prior to COE and any liens or encumbrances relating thereto shall be terminated and released of record at or prior to COE; and Seller does not have any defeasance, lender approval or prepayment obligations with respect to any existing financing which will delay COE;

(e)to Seller’s knowledge, no notice of violation has been issued with regard to any applicable regulation, ordinance, requirement, covenant, condition or restriction relating to the present use or occupancy of any of the Properties by any person, authority or agency having jurisdiction, which violation has not been cured;

(f)to Seller’s knowledge, there are no intended public improvements which will or could result in any charges being assessed against any of the Properties which will result in a lien upon any of the Properties, and there is no impending or contemplated condemnation or taking by inverse condemnation of any of the Properties, or any portion thereof, by any governmental authorities;

(g)there are no suits or claims pending or to Seller’s knowledge, threatened with respect to or in any manner affecting any of the Properties, nor does Seller know of any circumstances which should or could reasonably form the basis for any such suits or claims which have not been disclosed in writing to Buyer by Seller;

(h)other than the ROFR (if any), Seller has not entered into and there is not existing any other agreement, written or oral, under which Seller is or could become obligated to sell any of the Properties, or any portion thereof, to a third party;

(i)Seller has not taken any action before any governmental authority having jurisdiction thereover, the object of which would be to change the present zoning of or other land-use limitations, upon any of the Properties, or any portion thereof, or its potential use, and, to Seller’s knowledge, there are no pending proceedings, the object of which would be to change the present zoning or other land-use limitations;

(j)Seller has received no written notification from any governmental authority having jurisdiction over the Property, nor does Seller have any actual knowledge, that (i) all or some portion of the land and the Improvements violates any Environmental Laws (as hereinafter defined); or (y) any Hazardous Substances (as hereinafter defined) have been stored or generated at, released or discharged from or are present upon the land and the Improvements, except in the ordinary course of business and in accordance with all Environmental Laws. As used herein, “Hazardous Substances” means all hazardous or toxic materials, substances, pollutants, contaminants, or wastes currently identified as a hazardous substance or waste in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (commonly known as “CERCLA”), as amended, the Superfund Amendments and Reauthorization Act (commonly known as “SARA”), the Resource Conservation and Recovery Act (commonly known as “RCRA”), or any other federal, state or local legislation or ordinances applicable to the land or the Improvements. As used herein, the term “Environmental Laws” shall mean all federal, state and local environmental laws, rules, statutes, directives, binding written interpretations, binding written policies, ordinances and regulations issued by any governmental authority and in effect as of the date of this Agreement with respect to or which otherwise pertain to or affect the land or the Improvements, or any portion thereof, the use, ownership, occupancy or operation of the land or the Improvements, or any portion thereof, or any owner of the land, and as the same have been amended, modified or supplemented from time to time prior to the date of this Agreement, including but not limited to CERCLA, the Hazardous Substances Transportation Act (49 U.S.C. § 1802 et seq.), RCRA, the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Radon and Indoor Air Quality Research Act (42 U.S.C. § 7401 note, et seq.), SARA, comparable state and local laws, and any and all rules and regulations which have become effective prior to the date of this Agreement under any and all of the aforementioned laws;

(k)to Seller’s knowledge, there are no proceedings pending for the increase of the assessed valuation of any of the Properties or any portion thereof;

(l)Seller has delivered to Buyer certain financial statements and other information concerning Seller and Tenants in connection with this Agreement and the transactions contemplated hereby (collectively, the “Financial Information”).  To Seller’s knowledge, the Financial Information is true, correct and complete in all material respects and there have been no amendments to the Financial Information since the date such Financial Information was prepared or delivered to Buyer.  Seller understands that Buyer is relying upon the Financial Information and Seller represents that such reliance is reasonable.  To Seller’s knowledge, all financial statements included in the Financial Information were prepared in accordance with generally accepted accounting principles, consistently applied, and fairly present as of the date of such financial statements the financial condition of each individual or entity to which they pertain.  To Seller’s knowledge, no change has occurred with respect to the financial condition of Seller or any Tenant and/or the Properties as reflected in the Financial Information which has not been disclosed in writing to Buyer or has had, or could reasonably be expected to result in, a material adverse effect upon Seller, any Tenant and/or the Properties;

(m)with respect to the Leases: (i) each Lease is in full force and effect, (ii) Seller is not in default under any Lease, (iii) the applicable Tenant is not in default under any Lease; (iv) Seller has not received any rent paid by the applicable Tenant more than thirty (30) days in advance, (v) no rent concessions have been provided by Seller or asserted by the applicable Tenant, (vi) neither the rents nor the Leases have been assigned, transferred or hypothecated by Seller (or any such assignment, transfer or hypothecation shall be terminated and released at COE), (vii) each Lease delivered with the Seller’s Diligence Materials is a true, accurate and complete copy; and (viii) Seller has not received any notice or correspondence from the applicable Tenant or such Tenant’s agents indicating such Tenant’s desire, willingness or intent to amend, modify, assign or terminate any Lease nor any notice or correspondence requesting the consent of Seller to any of the foregoing;

(n)as to each Property, other than the applicable Lease, the applicable Permitted Exceptions, and as set forth on Schedule I attached hereto (if any), neither Seller nor such Property is subject to any contract, obligation or agreement that will be binding on Buyer after Closing;

(o)with respect to any applicable reciprocal easement agreement or declaration of covenants, conditions and/or restrictions (collectively, the “CC&Rs”): (i) all amounts due and payable by Seller under the CC&Rs with respect to each Property have been paid in full, (ii) no default of Seller or any Tenant exists under any of the CC&Rs, and (iii) to Seller’s knowledge, no default of any other party exists under any of the CC&Rs; and

(p)as to each Property, Seller and/or the applicable Tenant has in place and in force such insurance with such coverages and in such amounts that are equal to or greater than those required pursuant to the applicable Lease, which amounts are comparable to those customarily maintained by similar businesses in the same geographic area in which such Property is located.

If, prior to COE, Seller becomes aware of any fact or circumstance that would materially change a representation or warranty of Seller in this Agreement, then Seller shall promptly, and in all events at least five (5) days prior to the Closing Date (which date shall be extended if necessary to give Buyer five (5) days to review such material change), give written notice of such changed fact or circumstance to Buyer. If, prior to COE, upon Seller’s notice or otherwise, Buyer becomes aware of the untruth or inaccuracy of, or facts or circumstances that would change materially, any representation or warranty of Seller in this Agreement or would constitute a material adverse change in any Property or its future use or operation, then Buyer shall have the option of: (i) waiving such breach of representation or warranty or material adverse change and completing its purchase of such Property pursuant to this Agreement; (ii) reaching agreement with Seller to adjust the terms of this Agreement to compensate Buyer for such change, but only to the extent Seller agrees in its sole discretion; (iii) terminating this Agreement as to such Property, or (iv) terminating the Agreement as to all Properties, and, in the case of either of the foregoing items (iii) and (iv), receiving reimbursement by Seller for Buyer’s actual, verifiable out-of-pocket costs and expenses incurred with respect to the Property or Properties, as applicable (including, without limitation, reasonable attorneys’ fees). Upon a termination of the Agreement pursuant to clause (iv) of the foregoing sentence, the Earnest Money Deposit shall be paid immediately by Escrow Agent to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation hereunder.  Seller shall and does hereby indemnify against and hold harmless Buyer from any loss, damage, liability and expense, together with all court costs and attorneys’ fees, if awarded by a court of law, which Buyer may incur, by reason of any material misrepresentation by Seller or any material breach of any of Seller’s warranties or covenants.  All representations and warranties of Seller made in this Section 12 (and Seller’s indemnity and hold harmless obligations relating thereto) shall, as to any representation or warranty applicable to a specific Property, survive COE for the Survival Period.

13.Buyer’s Representations and Warranties.  Buyer hereby represents and warrants to Seller as of the Effective Date and again as of COE that:

(a)Buyer is a limited liability company duly formed and validly existing and authorized to transact business in and under the laws of the State of Delaware and the individual(s) executing this Agreement on behalf of Buyer are duly authorized to execute and deliver this Agreement and all documents that are contemplated by this Agreement; and

(b)the execution, delivery and performance of this Agreement: (i) do not and will not violate or result in a violation of, contravene or conflict with, or constitute a default under any agreement, document or instrument to which Buyer is a party or by which Buyer’s assets may be bound or affected; and (ii) do not and will not result in the creation or imposition of any lien or other encumbrance upon the assets of Buyer or its members. Buyer is meeting its current liabilities as they mature; no federal or state tax liens have been filed against it; and Buyer is not in default or claimed default under any agreement for borrowed money.

Buyer shall and does hereby indemnify against and hold Seller harmless from any loss, damage, liability and expense, together with all court costs and attorneys’ fees, if awarded by a court of law, which Seller may incur, by reason of any material misrepresentation by Buyer or any material breach of any of Buyer’s warranties or covenants.  All representations and warranties of Buyer made in this Section 13 (and Buyer’s indemnity and hold harmless obligations relating thereto) shall survive COE for the Survival Period.

14.Anti-Terrorism.  Each Party hereby represents that, to the actual knowledge of such Party, neither such Party nor any of such Party’s affiliated entities, is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law No. 107-56. Each Party hereby further represents that, neither such Party, nor to the actual knowledge of such Party, any of such Party’s affiliated entities, or their respective brokers or agents acting or benefiting in any capacity in connection with the purchase of the Properties, is any of the following: (i) a person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (ii) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a person or entity with which a Party is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Laws; (iv) a person or entity that commits, threatens, or conspires to commit or supports “terrorism” as defined in the Executive Order; or (v) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list. Neither Party nor, to the actual knowledge of such Party, any of its brokers or other agents acting in any capacity in connection with the purchase of the Properties: (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person as described above; (y) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (z) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any of the Anti-Terrorism Laws.

15.Seller’s Covenants During Contract Period.  Seller hereby covenants to Buyer as of the Effective Date that:

(a)From and after the Effective Date, Seller shall: (i) not execute, modify, terminate or amend the Leases, and/or execute, modify, terminate, amend or approve any new leases, licenses or other occupancy agreements, nor any contracts or commitments of any kind affecting the Properties, or any interest therein, without Buyer’s written approval (which approval shall not be unreasonably withheld); (ii) not encumber the Properties with any liens, encumbrances or other instruments creating a cloud on title or securing a monetary obligation with the Properties; (iii) not, without the prior written consent of Buyer, take any action before any governmental authority having jurisdiction thereover, the object of which would be to change the present zoning of or other land-use limitations, upon the Properties, or any portion thereof, or its potential use; (iv) continue to operate each of the Properties as heretofore operated by Seller subject to Buyer’s rights under this Agreement to direct specific activities of Seller; and (v) not make or affirmatively consent to any capital improvements or any material physical changes to the Real Property without the Buyer’s written consent, which consent shall not be unreasonably withheld; and (vi) upon the reasonable request of Buyer, require each Tenant to deliver such documentation and information as landlord is permitted to obtain, and/or each Tenant is required to deliver, pursuant to the terms of the Leases;

(b)From and after the Effective Date, Seller shall, or shall cause each Tenant to, (i) maintain the Properties in their current condition; and (ii) perform required and routine repairs and maintenance to, and make necessary replacement of, each tangible portion of the Properties (whether real or personal) as the relevant conditions require;

(c)Seller shall reasonably cooperate with Buyer in timely providing information requested by Buyer that is readily available to Seller or within Seller’s control. In addition, each Party agrees to provide the other with such consents as may reasonably be necessary so that the other may independently confirm information provided to it by third parties. Seller and Buyer shall cooperate with each other and exercise commercially reasonably efforts to obtain, as of the Closing Date, all approvals, permits, consents from, and provide all notices to, any third party and any governmental or regulatory authority, which are required in connection with the execution, delivery or performance of this Agreement; and

(d)Until the Closing Date or prior termination of this Agreement by the Parties, Seller shall not offer any Property for sale publicly or otherwise solicit, make, pursue, negotiate or accept offers for the sale of any Property to or from any party.

16.Buyer’s Conditions Precedent.  In addition to all other conditions precedent set forth in this Agreement, Buyer’s obligations to perform under this Agreement and to close escrow as to each Property are expressly subject to the following:

(a)the delivery by Seller to Escrow Agent, for delivery to Buyer at COE, of the executed original Transaction Documents relating to such Property and such further documents as reasonably may be required in order to fully and legally close this Transaction, including without limitation a tenant notice letter in the form attached hereto as Exhibit G, documents evidencing Seller’s authority to consummate the Transaction as to such Property, and any required assignments and assumptions of operating agreements related to such Property;

(b)the issuance of the Owner’s Policy applicable to such Property (or a written commitment therefor) subject only to those matters approved or deemed approved by Buyer pursuant to this Agreement (collectively, the “Permitted Exceptions”);

(c)not earlier than thirty (30) days prior to, and not later than five (5) business days prior to the Closing Date, Seller shall have delivered to Buyer a tenant estoppel certificate with respect to the Lease addressed to Buyer, its lender, and their respective successors and assigns, reasonably acceptable to Buyer, which estoppel certificate: (i) shall be substantially in the form specified by the applicable Lease or, if no form is specified in such Lease, in a commercially reasonable form acceptable to Buyer; (ii) shall be executed by the applicable Tenant and acknowledged by any guarantor of such Lease; (iii) shall not identify any amendment, assignment, modification, or other lease-related documentation which has not been previously provided to Buyer; and (iv) shall not identify any tenant or landlord defaults or other claims or exceptions taken by such Tenant, or in the event the estoppel certificate identified landlord defaults or other claims or exceptions taken by such Tenant, Seller shall have promptly resolved same to Buyer’s and such Tenant’s reasonable satisfaction;

(d)if reasonably requested by Buyer, the deposit by Seller with Buyer not later than three (3) business days prior to COE of (i) an original estoppel certificate executed by all other parties to any CC&Rs affecting such Property and addressed or certified to Buyer stating that such CC&R is in full force and effect and is not modified (except as disclosed in such estoppel certificate) and, to the best knowledge of the party giving the estoppel, the other party or parties thereto is/are not in default under the applicable CC&R and all amounts, if any, owing under the applicable CC&R have been paid in full, and (ii) a subordination, non-disturbance and attornment agreement executed by each Tenant, in form and substance reasonably acceptable to such Tenant, for the benefit of Buyer’s lender (if any);

(e)the deposit with Escrow Agent of an executed affidavit of Seller and such other documentation as may be reasonably required by Escrow Agent to allow for the deletion of the mechanics’ lien exception from, and generally with respect to the issuance of, the applicable Owner’s Policy;

(f)there shall have been no material adverse change to the financial condition of the applicable Tenant or any guarantor of the Lease, nor any material adverse change to such Property, nor any fact, circumstance, condition, or occurrence which would materially and adversely affect the marketability, financing or insurability of such Property;

(g)all (i) representations and warranties of Seller set forth herein shall have been true and correct in all respects when made, and (ii) covenants, agreements and conditions required to be performed or complied with by Seller prior to or at the time of COE in connection with the Transaction shall have been duly performed or complied with by Seller prior to or at such time or waived in writing by Buyer;

(h)Buyer shall have received certificates evidencing the insurance coverage, limits and policies to be carried by the applicable Tenant under and pursuant to the terms of the applicable Lease, on the forms and containing the information required by Buyer, as landlord;

(i)there has been no “Insolvency Event” with respect to Seller, the applicable Tenant or any guarantor of the applicable Tenant’s obligations under the Lease.  As used in this subsection (i), an “Insolvency Event” shall have occurred if either Seller or any Tenant becomes insolvent within the meaning of the United States Bankruptcy Code, 11 U.S.C. Sec. 101 et seq., as amended (the “Bankruptcy Code”), files or notifies Seller or any affiliate of Seller that it intends to file a petition under the Bankruptcy Code, initiates a proceeding under any similar law or statute relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts (collectively, hereinafter, an “Action”), becomes the subject of either a petition under the Bankruptcy Code or an Action, or is not generally paying its debts as the same become due;

(j)delivery to Buyer of originals of the Property Documents, Warranties and Permits applicable to such Property, if any, in the possession of Seller or Seller’s agents, including, without limitation, any warranties covering the roof or any other part of the applicable Improvements, and any correspondence with respect thereto, together with such non-proprietary leasing and property manuals, files and records which are material in connection with the continued operation, leasing and maintenance with respect to such Property;

(k)Buyer shall have received a certificate from the applicable Franchisor, in form and substance acceptable to Buyer, that the applicable Franchise Agreement is valid, binding and in full force and effect, with a term that will not expire before the term of the applicable Lease, no events have occurred which could constitute a default thereunder, and waiving all rights of purchase and/or first refusal set forth in such Franchise Agreement as to Buyer and its successors and assigns (the “Franchise Certificate”).

If the foregoing conditions have not been satisfied as to any Property by the specified date or COE as the case may be, then Buyer shall have the right, at Buyer’s sole option, by giving written notice to Seller and Escrow Agent, to (i) terminate this Agreement as it relates to such Property, whereupon the Purchase Price shall be reduced by the amount corresponding to each of such Properties as set forth on Exhibit A attached hereto (as applicable) and this Agreement shall continue in full force and effect as to all remaining Properties, (ii) terminate this Agreement as to all Properties, or (iii) extend such specified date or COE, as applicable, for such Property or all the Properties scheduled to close as of the same date as such Property, at Buyer’s option, for such amount of time as Buyer deems reasonably necessary to allow Seller to satisfy such conditions.  In the event this Agreement is terminated for all of the Properties, the Earnest Money Deposit shall be paid immediately by Escrow Agent to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement, provided that if the applicable failure of a condition is due to the breach or default by a Party to this Agreement, then the non-defaulting Party shall also have such rights and remedies as are provided for under this Agreement as a result of such breach or default.  In any event, Buyer’s consent to the closing of the Transaction as to any Property pursuant to this Agreement shall waive any remaining unfulfilled conditions for the benefit of Buyer with respect to such Property.

17.Seller’s Condition Precedent.  Notwithstanding anything in this Agreement to the contrary, Seller’s obligation to sell the Properties shall be subject to and contingent upon the due performance by Buyer of each and every undertaking and agreement to be performed by Buyer hereunder.

18.Brokerage Commissions and Finder’s Fees.  Except for real estate brokerage commissions payable to David Kern (“Seller’s Broker”) which commissions will be paid by Seller pursuant to separate agreement, each Party to this Agreement represents and warrants to the other that no person or entity can properly claim a right to a real estate commission, real estate finder’s fee, real estate acquisition fee or other real estate brokerage-type compensation (collectively, “Real Estate Compensation”) based upon the acts of that Party with respect to the transaction contemplated by this Agreement.  Each Party hereby agrees to indemnify and defend the other against and to hold the other harmless from any and all loss, cost, liability or expense (including but not limited to attorneys’ fees and returned commissions) resulting from any claim for Real Estate Compensation by any person or entity based upon the acts of the indemnifying Party other than the Real Estate Brokers. The provisions of this Section 18 shall survive COE.

19.Assignment.  Except as permitted by Section 38, this Agreement may not be assigned by Seller without the prior written consent of Buyer, which consent shall not be unreasonably withheld.  Buyer may assign its rights under this Agreement to one or more affiliates of Buyer without seeking or obtaining Seller’s consent.  Such assignment shall not become effective until each assignee executes an instrument whereby such assignee expressly assumes each of the obligations of Buyer under this Agreement, including specifically, without limitation, all obligations concerning the Earnest Money Deposit.  Buyer may also designate someone other than Buyer as grantee and/or assignee, under the Transaction Documents by providing written notice of such designation on or prior to COE.  No assignment shall release or otherwise relieve Buyer from any obligations hereunder; provided, however, with respect to any assignment, if COE occurs the assigning party (but not the assignee) shall be relieved of all its obligations arising under this Agreement before, on and after COE.

20.Risk of Loss. Seller shall bear all risk of loss, damage or taking of the Properties which may occur prior to COE, and Seller shall promptly notify Buyer of any such occurrence.  In the event of any material loss, damage or taking with respect to any of the Properties prior to COE, Buyer may, at Buyer’s sole option, by written notice to Seller and Escrow Agent, remove such Property from this Agreement (each, a “Removed Property”) and the Purchase Price shall be reduced by the amount corresponding to such Removed Property as set forth in Exhibit A attached hereto, and this Agreement shall continue in full force and effect with respect to all remaining Properties, or, alternatively, terminate this Agreement as to all Properties, whereupon the Earnest Money shall be returned to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation hereunder.  In the event of any loss, damage or taking which does not result in a termination of this Agreement (in whole or in part), Seller shall at COE and as a condition precedent thereto, pay Buyer or credit Buyer against the Purchase Price the amount of any insurance or condemnation proceeds, or assign to Buyer, as of COE and in a form acceptable to Buyer, all rights or claims for relief to the same, and to the extent not already paid by Seller toward repair or restoration of the Property and confirmed as applicable to the deductible, credit to Buyer an amount equal to the deductible (if any) under the insurance policy.  In the event of any material loss, damage or taking with respect to all of the Properties prior to COE and Buyer elects to remove all Properties from this Agreement as provided above, then this Agreement shall automatically terminate, whereupon the Earnest Money Deposit shall be paid immediately to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation hereunder. For purposes of this Section 20, the term “material” shall mean (i) a taking of five percent (5%) or more of any Property based upon value, (ii) any taking in which the applicable tenant is not obligated to restore the Property at its own cost pursuant to the terms of such Lease, (iii) any taking that results in any tenant terminating its Lease or allowing for abated rent pursuant to the terms of such Lease, or (iv) any taking that renders the Property nonconforming in any respect.

21.Remedies.

(a)Seller’s Breach.  If Seller breaches this Agreement, Buyer may, at Buyer’s option, either:  (i) by written notice to Seller and Escrow Agent, terminate this Agreement with respect to the Property that is the subject of such breach, whereupon the Purchase Price shall be reduced by the amount corresponding to such Property, Seller shall promptly reimburse to Buyer its reasonable out-of-pocket costs and expenses incurred in connection with this Agreement or otherwise with respect to the Transaction as to such Property (including, without limitation, all property diligence expenses, attorneys’ fees and/or any amounts incurred to secure financing for the Transaction) not to exceed $50,000 per Property and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation hereunder with respect to such Property; (ii) by written notice to Seller and Escrow Agent, terminate this Agreement in its entirety whereupon the Earnest Money Deposit shall be paid immediately by Escrow Agent to Buyer, Seller shall promptly reimburse to Buyer its reasonable out-of-pocket costs and expenses incurred in connection with this Agreement or otherwise with respect to the Transaction (including, without limitation, all property diligence expenses, attorneys’ fees and/or any amounts incurred to secure financing for the Transaction) not to exceed $50,000 per Property and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation hereunder, or (iii) seek specific performance against Seller in which event COE shall be automatically extended as necessary.  Notwithstanding the foregoing, if specific performance is unavailable as a remedy to Buyer because of Seller’s affirmative act or intentional omission, Buyer shall be entitled to pursue all rights and remedies available at law or in equity.  Seller hereby acknowledges and agrees that the provisions of this Section 21(a) shall not limit any rights or remedies Buyer may have against Seller after COE pursuant to any indemnification provisions of this Agreement or for any misrepresentation, breach of warranty or default by Seller in any of its obligations under this Agreement, the Transaction Documents or any other documents to be entered into pursuant to this Agreement.

(b)Buyer’s Breach.  IF THE TRANSACTION FAILS TO CLOSE ON OR PRIOR TO THE CLOSING DATE OR THE EXTENDED CLOSING DATE, AS APPLICABLE, DUE TO A FAILURE BY BUYER TO PERFORM BUYER’S OBLIGATIONS UNDER THIS AGREEMENT, THE ENTIRE AMOUNT OF THE EARNEST MONEY DEPOSIT SHALL BE DELIVERED TO SELLER BY ESCROW AGENT AS LIQUIDATED DAMAGES. BUYER AND SELLER HEREBY ACKNOWLEDGE AND AGREE THAT SELLER’S DAMAGES IN THE EVENT OF SUCH A BREACH OF THIS AGREEMENT BY BUYER WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE, THAT THE AMOUNT OF THE EARNEST MONEY DEPOSIT IS THE PARTIES’ BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES SELLER WOULD SUFFER IN THE EVENT THE TRANSACTION PROVIDED FOR IN THIS AGREEMENT FAILS TO CLOSE, AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT. BUYER AND SELLER AGREE THAT SELLER’S RIGHT TO RECEIVE THE EARNEST MONEY DEPOSIT SHALL BE THE SOLE REMEDY OF SELLER AT LAW IN THE EVENT OF A BREACH OF THIS AGREEMENT BY BUYER.

22.Attorneys’ Fees.  If there is any litigation to enforce any provisions or rights arising under this Agreement, the unsuccessful Party in such litigation, as determined by the court, agrees to pay the successful Party, as determined by the court, all costs and expenses, including, but not limited to, reasonable attorneys’ fees incurred by the successful Party, such fees to be determined by the court.  For purposes of this Section 22, a Party will be considered to be the “successful Party” if (a) such Party initiated the litigation and substantially obtained the relief which it sought (whether by judgment, voluntary agreement or action of the other Party, trial, or alternative dispute resolution process), (b) such Party did not initiate the litigation and either (i) received a judgment in its favor, or (ii) did not receive judgment in its favor, but the Party receiving the judgment did not substantially obtain the relief which it sought, or (c) the other Party to the litigation withdrew its claim or action without having substantially received the relief which it was seeking.

23.Notices.

(a)Except as otherwise required by law, any notice required or permitted hereunder shall be in writing and shall be given by (i) personal delivery, (ii) deposit in the U.S. Mail, certified or registered, return receipt requested, postage prepaid, (iii) any express or overnight delivery service (e.g., Federal Express), delivery charges prepaid; or (iv) electronic mail, in each case addressed to the Parties at the addresses set forth below, or at such other address as a Party may designate in writing pursuant hereto:

if to Seller:Medalist Diversified REIT, Inc.

P. O. Box 8436

Richmond, VA  23226

Attn: Brent Winn, Chief Financial Officer

Tel.: (804) 338-7708

E-Mail:bwinn@medalistreit.com:

if to Buyer:FCPT Acquisitions, LLC

c/o Four Corners Property Trust

591 Redwood Highway, Suite 3215

Mill Valley, CA 94941

Attn:James Brat, Esq.

Tel.:(415) 965-8033

E-Mail:  jim@fcpt.com

with copies to:Buchalter, P.C.

15279 N. Scottsdale Road, Suite 400

Scottsdale, AZ 85254-2659

Attn:Sara Lichterman

Tel.:(480) 904-5749

E-Mail:  slichterman@buchalter.com

if to Escrow Agent:Fidelity National Title Insurance Company
1 E. Washington Street, #450
Phoenix, AZ 85004
Attn:Shannon Mooring
Tel.:(602) 343-7558
E-Mail: shannon.mooring@fnf.com

(b)Notice shall be deemed to have been delivered on (i) the date on which the notice is received, if notice is given by personal delivery, (ii) the third business day following the day of deposit of such notice with the U.S. Mail, if notice is given by certified or registered mail, return receipt requested; (iii) the date sent, if notice is delivered by a reputable express overnight delivery service using next day delivery; and (iv) the date on which electronic mail is sent, if notice is given by electronic mail.  If escrow has opened, a copy of any notice given to a Party shall also be given to Escrow Agent by any method provided for herein.

24.Approvals.  Concerning all matters in this Agreement requiring the consent or approval of any Party, the Parties agree that any such consent or approval shall not be unreasonably withheld unless otherwise provided in this Agreement.

25.Additional Acts.  The Parties agree to execute promptly such other documents and to perform such other acts as may be reasonably necessary to carry out the purpose and intent of this Agreement.

26.Governing Law.  This Agreement shall be construed and interpreted in accordance with and shall be governed and enforced in all respects according to the laws of the state in which the Properties are located, without regard to any conflict of laws principles.

27.Construction.  The terms and provisions of this Agreement represent the results of negotiations among the Parties, each of which has been represented by counsel of its own choosing, and neither of which has acted under any duress or compulsion, whether legal, economic or otherwise.  Consequently, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and the Parties each hereby waive the application of any rule of law which would otherwise be applicable in connection with the interpretation and construction of this Agreement that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed Agreement or any earlier draft of the same.

28.Time of Essence.  Time is of the essence of this Agreement.  However, if this Agreement requires any act to be done or action to be taken on a date which is a Saturday, Sunday or legal holiday, such act or action shall be deemed to have been validly done or taken if done or taken on the next succeeding day which is not a Saturday, Sunday or legal holiday, and the successive periods shall be deemed extended accordingly.

29.Interpretation.  If there is any specific and direct conflict between, or any ambiguity resulting from, the terms and provisions of this Agreement and the terms and provisions of any document, instrument or other agreement executed in connection herewith or in furtherance hereof, including any Exhibits hereto, the same shall be consistently interpreted in such manner as to give effect to the general purposes and intention as expressed in this Agreement which shall be deemed to prevail and control.

30.Headings.  The headings of this Agreement are for reference only and shall not limit or define the meaning of any provision of this Agreement.

31.Fax and Counterparts.  This Agreement may be executed by facsimile or electronically mailed .pdf file, and/or in any number of counterparts.  Each Party may rely upon any facsimile, electronically mailed .pdf file or counterpart copy as if it were one original document.

32.Incorporation of Exhibits.  All Exhibits to this Agreement are fully incorporated herein as though set forth at length herein.

33.Severability.  If any provision of this Agreement is unenforceable, the remaining provisions shall nevertheless be kept in effect.

34.Entire Agreement.  This Agreement contains the entire agreement between the Parties and supersedes all prior agreements, oral or written, with respect to the subject matter hereof.  The provisions of this Agreement shall be construed as a whole and not strictly for or against any Party.

35.Reciprocal Indemnity.  Seller shall indemnify, hold harmless and defend Buyer, Buyer’s affiliates, the partners, trustees, shareholders, directors, officers, attorneys, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns (collectively, the “Indemnified Parties”) from any and all demands, claims (including, without limitation, causes of action in tort), legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen (collectively, “Claims”) that may arise on account of or in any way be connected with any actions, suits, proceedings or claims brought by third parties against Buyer (a) relating to any actual or alleged events, acts or omissions occurring with respect to any of the Properties prior to COE, and/or (b) based upon Buyer’s ownership of any of the Properties but with respect to which the claimed loss, damage or injury occurred prior to COE.  Buyer shall indemnify, hold harmless and defend Seller, Seller’s affiliates, the partners, trustees, shareholders, directors, officers, attorneys, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns from any and all Claims that may arise on account of or in any way be connected with any actions, suits, proceedings or claims brought by third parties against Seller (y) relating to any actual or alleged events, acts or omissions occurring with respect to any of the Properties from and after COE, and/or (z) based upon Seller’s ownership of any of the Properties but with respect to which the claimed loss, damage or injury occurred from and after COE.  The provisions of this Section 35 shall survive COE.

36.Tenant Audit Right.  If any Tenant has the right to inspect and audit any books, records or other documents of Seller pursuant to the terms of the applicable Lease, Seller agrees to retain such books, records and other documents to enable such Tenant to conduct a full and complete audit thereof until the date that is six (6) months after the latest date that such Tenant could demand an inspection and/or audit thereof pursuant to the Lease.  Upon written request from Buyer, Seller will provide both Buyer and such Tenant with reasonable access to such books, records and other documents and otherwise reasonably cooperate at no cost to Seller, with both Buyer and such Tenant with respect to such inspection or audit.  If such Tenant claims any right to a credit, refund or other reimbursement as a result of such inspection or audit, Seller will indemnify, defend and hold harmless the Indemnified Parties from and against any Claims relating thereto or arising therefrom.  The provisions of this Section shall survive COE.

37.Privilege Taxes.  Seller represents, warrants and covenants to Buyer that all state and local transaction privilege, sales, excise, use or similar taxes relating to the development, sale or rental of each of the Properties (including, without limitation any speculative builder tax, owner-builder tax, or construction contractor tax) have been paid and Seller shall pay any such taxes that may arise as a result of the sale of any of the Properties to Buyer as and when due.  In no event shall Buyer be subject to or otherwise responsible for any such tax or similar obligations incurred by Seller prior to COE, or which otherwise relate to any period of time prior to COE, under applicable successor liability or so-called “bulk sales” laws or regulations.  Seller shall indemnify, hold harmless and defend the Indemnified Parties from any and all Claims relating to a breach of the preceding sentence.  The provisions of this Section shall survive COE.

38.Tax Deferred Exchange.  Each Party agrees to cooperate with each other in effecting the other Party’s exchange of the Properties that qualifies for tax deferred treatment pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, and corresponding provisions of applicable state law; provided, that (a) such cooperation does not result in a delay of COE, (b) such consents do not modify the terms of this Agreement nor impose any liability or obligations on the Party signing such consent and (c) Buyer is not required to take title to any other real property.  Such tax-deferred exchange shall be effected at the requesting Party’s sole cost, expense and liability.

39.Waiver of Jury Trial and Certain Damages.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO SHALL AND THEY HEREBY DO INTENTIONALLY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT AND/OR ANY CLAIM OR INJURY OR DAMAGE RELATED THERETO.  SELLER FURTHER WAIVES THE RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM BUYER IN ANY ACTION, PROCEEDING OR COUNTERCLAIM WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND/OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO.

40.Escrow Instructions.

(a)Escrow Agent is hereby employed by the Parties to act as escrow agent in connection with this Transaction.  This Agreement shall be used as instructions to Escrow Agent, as escrow agent, which may provide its standard conditions of acceptance of escrow; provided, however, that in the event of any inconsistency between such standard conditions of acceptance and the terms of this Agreement, the terms of this Agreement shall prevail.  Escrow Agent’s receipt of this Agreement and the opening of an escrow pursuant to this Agreement shall be deemed to constitute conclusive evidence of Escrow Agent’s agreement to be bound by the terms and conditions of this Agreement pertaining to Escrow Agent.

(b)Escrow Agent is authorized to pay, at COE, from any funds held by it for each Party’s respective credit, all amounts necessary to procure the delivery of any documents and to pay, on behalf of Buyer and Seller, all charges and obligations payable by them hereunder, respectively.  Buyer and Seller will pay all charges payable by them to Escrow Agent.  Escrow Agent shall not cause the Transaction to close as to any Property unless and until it has received written instructions from Buyer and Seller to do so.  Escrow Agent is authorized, in the event any conflicting demand is made upon it concerning these instructions or the escrow, at its election, to hold any documents and/or funds deposited hereunder until an action shall be brought in a court of competent jurisdiction to determine the rights of Buyer and Seller or to interplead such documents and/or funds in an action brought in any such court.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the Effective Date.

SELLER:MDR DAN TIBBS ROAD, LLC,

a Delaware limited liability company

By:	/s/ C. Brent Winn, Jr.
Name:	C. Brent Winn, Jr.
Its:	Chief Financial Officer

MDR BOWLING GREEN, LLC,

a Delaware limited liability company

By:	/s/ C. Brent Winn, Jr.
Name:	C. Brent Winn, Jr.
Its:	Chief Financial Officer

BUYER:FCPT ACQUISITIONS, LLC,

a Delaware limited liability company

By:	/s/ James L. Brat
Name:	James L. Brat.
Its:	Secretary

ESCROW AGENT’S ACCEPTANCE

The foregoing fully executed Agreement together with the Earnest Money Deposit is accepted by the undersigned this _____ day of October, 2025, which for the purposes of this Agreement shall be deemed to be the date of Opening of Escrow.  Escrow Agent hereby accepts the engagement to handle the escrow established by this Agreement in accordance with the terms set forth in this Agreement.

FIDELITY NATIONAL TITLE INSURANCE COMPANY

By:

Title:

EXHIBIT A

THE REAL PROPERTIES

Property Address	Seller Entity	Tenant and Tenant Concept	Allocated Purchase Price
376 Dan Tibbs Road Huntsville, Alabama 35806	MDR Dan Tibbs Road, LLC, a Delaware limited liability company	United Rentals	$2,800,000
2545 Scottsville Road Bowling Green, Kentucky 42104	MDR Bowling Green, LLC, a Delaware limited liability company	Buffalo Wild Wings	$2,550,000

EXHIBIT A (continued)

LEGAL DESCRIPTIONS OF REAL PROPERTIES

Property Address: 376 Dan Tibbs Road Huntsville, Alabama 35806

All that part of the Southeast Quarter of Section 18, Township 3 South, Range 1 West of the Huntsville Meridian, Madison County, Alabama, more particularly described as follows: (Tract 6) beginning at a point located on the South margin of Dan Tibbs, said point is located North 00 degrees 14 minutes West 310.0 feet, North 89 degrees 00 minutes East 30.0 feet, North 00 degrees 14 minutes West 2307.77 feet and North 89 degrees 18 minutes East 250.0 feet from the center of the South boundary of Section 18, Township 3 South, Range 1 West; thence from the point of beginning run North 89 degrees 18 minutes East along the South margin of Dan Tibbs Road for 250.0 feet; thence run South 00 degrees 14 minutes East for 525.0 feet; thence run South 89 degrees 18 minutes West for 250.0 feet; thence run North 00 degrees 14 minutes West for 525.0 feet to the point of beginning and containing 3.013 acres, more or less.

Property Address: 2545 Scottsville Road Bowling Green, Kentucky 42104

PARCEL 1 - FEE SIMPLE:

BEGINNING AT AN IRON PIN IN THE WEST RIGHT-OF-WAY OF SCOTTSVILLE ROAD, A CORNER TO THIS PROPERTY AND THE PROPERTY OF POLLY NEWMAN, SAID POINT BEING 80 FEET FROM SCOTTSVILLE ROAD CENTERLINE STATION 241+38; THENCE WITH THE WEST RIGHT-OF-WAY OF SCOTTSVILLE ROAD, SOUTH 18°34'25" EAST, 1024.55 FEET TO AN IRON PIN; A CORNER COMMON TO THE AMERICAN NATIONAL BANK PROPERTY THENCE LEAVING THE RIGHT-OF-WAY OF SCOTTSVILLE ROAD, SOUTH

71°25'35" WEST, 210.51 FEET TO AN IRON PIN; THENCE SOUTH 18°34'25" EAST 209.00 FEET TO AN IRON PIN; THENCE NORTH 71°25'35" EAST, 210.51 FEET TO AN IRON PIN IN THE WEST RIGHT-OF-WAY OF SCOTTSVILLE ROAD, THENCE SOUTH 18°34'25" EAST, 1058.42 FEET TO AN IRON PIN, A CORNER COMMON TO JESSIE ELKIN PROPERTY; THENCE WITH A LINE COMMON TO THE ELKIN PROPERTY, SOUTH 68°15'35" WEST, 350.00 FEET; THENCE NORTH 4°24'05" EAST, 355.99 FEET; THENCE NORTH 18°34'25" WEST, 42.58 FEET; THENCE SOUTH 71°25'35" WEST, 319.49 FEET; THENCE NORTH 18°34'25" WEST, 160.00 FEET; THENCE SOUTH 71°25'35" WEST, 520.00 FEET; THENCE SOUTH 18°34'25" EAST, 90.00 FEET; THENCE SOUTH 71°25'35" WEST, 300.00 FEET; THENCE NORTH 46°31'54" WEST, 150.30 FEET TO AN EXISTING PK ON THE SOUTHWESTERN BOUNDARY LINE CORNER OF A TRACT OF THE LANDS OF GGP LIMITED PARTNERSHIP (DEED BOOK 667, PAGE 174, PLAT BOOK 26, PAGES 39 AND 40); THENCE ALONG A PORTION OF THE WESTERN BOUNDARY LINE OF SAID TRACT OF THE LANDS OF GGP LIMITED PARTNERSHIP, NORTH 18°34'25" WEST, 279.60 FEET TO AN IRON PIN CORNER MONUMENT ON A CORNER COMMON TO THE SUBJECT TRACT AND AT A NEW NORTHEASTERN BOUNDARY LINE CORNER OF SAID GGP LIMITED PARTNERSHIP; THENCE WITH THREE (3) LINES SEVERING THE LANDS OF SAID GGP LIMITED PARTNERSHIP (DEED BOOK 667, PAGE 165, PLAT BOOK 26, PAGE 39 AND 40, PLAT BOOK 28, PAGE 27, 28, 29 AND 30 AND PLAT BOOK 28, PAGE 41), SOUTH 71°25'35" WEST, 216.73 FEET TO AN IRON PIN CORNER MONUMENT; THENCE NORTH 18°34'25" WEST, 316.45 FEET TO AN IRON PIN CORNER MONUMENT; THENCE NORTH 71°25'35" EAST, 216.73 FEET TO AN IRON PIN CORNER MONUMENT ON A CORNER COMMON TO THE SUBJECT TRACT AND AT A NEW SOUTHEASTERN BOUNDARY LINE CORNER OF GP LIMITED PARTNERSHIP (DEED BOOK 667, PAGE 165, PLAT BOOK 26, PAGE 39 AND 40, PLAT BOOK 28, PAGE 27, 28, 29 AND 30 AND PLAT BOOK 28, PAGE 41), ON THE WESTERN BOUNDARY LINE OF SAID TRACT OF THE LANDS OF GOP LIMITED PARTNERSHIP (DEED BOOK 667, PAGE 165, PLAT

BOOK 26, PAGE 39 AND 40, PLAT BOOK 28, PAGE 27, 28, 29 AND 30 AND PLAT BOOK 28, PAGE 41); THENCE ALONG THE WESTERN AND NORTHERN BOUNDARY LINE OF SAID GGP LIMITED PARTNERSHIP (DEED BOOK 667, PAGE 165, PLAT BOOK 26, PAGE 39 AND 40, PLAT BOOK 28, PAGE 27, 28, 29 AND 30 AND PLAT BOOK 28, PAGE 41) NORTH 18°34'25" WEST, 37.87 FEET TO AN EXISTING PK; THENCE NORTH 71°25'35" EAST, 301.58 FEET TO AN IRON PIN CORNER MONUMENT ON A CORNER COMMON TO THE SUBJECT TRACT AND AT A NEW SOUTHEASTERN BOUNDARY LINE CORNER OF SAID GGP LIMITED PARTNERSHIP (DEED BOOK 667, PAGE 165, PLAT BOOK 26, PAGE 39 AND 40, PLAT BOOK 28, PAGE 27, 28, 29 AND 30 AND PLAT BOOK 28, PAGE 41) ON THE NORTHERN BOUNDARY LINE OF SAID GGP LIMITED PARTNERSHIP (DEED BOOK 667, PAGE 165, PLAT BOOK 26, PAGE 39 AND 40, PLAT BOOK 28, PAGE 27, 28, 29 AND 30 AND PLAT BOOK 28, PAGE 41); THENCE WITH TWO (2) LINES SEVERING THE LANDS OF GGP LIMITED PARTNERSHIP (DEED BOOK 667, PAGE 165, PLAT BOOK 26, PAGE 39 AND 40, PLAT BOOK 28, PAGE 27, 28, 29 AND 30 AND PLAT BOOK 28, PAGE 41), NORTH 18°34'25" WEST, 26.14 FEET TO AN IRON PIN CORNER MONUMENT; THENCE NORTH 71°25'35" EAST, 100.00 FEET TO AN IRON PIN CORNER MONUMENT; THENCE CONTINUING SEVERING THE LANDS OF GGP LIMITED PARTNERSHIP (DEED BOOK 667, PAGE 165, PLAT BOOK 26, PAGE 39 AND 40, PLAT BOOK 28, PAGE 27, 28, 29 AND 30 AND PLAT BOOK 28, PAGE 41) AND ALONG THE EASTERN BOUNDARY LINE OF GGP LIMITED PARTNERSHIP(DEED BOOK 667, PAGE 165, PLAT BOOK 26, PAGE 39 AND 40, PLAT BOOK 28, PAGE 27, 28, 29 AND 30 AND PLAT BOOK 28, PAGE 41), SOUTH 18°34'25" EAST, 345.31 FEET TO AN IRON PIN MONUMENT; THENCE WITH FIVE (5) LINES ALONG THE EASTERN AND SOUTHERN BOUNDARY LINES OF SAID GGP LIMITED PARTNERSHIP (DEED BOOK 667, PAGE 165, PLAT BOOK 26, PAGE 39 AND 40, PLAT BOOK 28, PAGE 27, 28, 29 AND 30 AND PLAT BOOK 28, PAGE 41), NORTH 71°25'35" EAST, 20.00 FEET TO AN EXISTING PK; THENCE SOUTH 18°34'25" EAST, 250.00 FEET TO AN IRON PIN CORNER MONUMENT; THENCE SOUTH 71°25'35" WEST, 51.58 FEET TO AN IRON PIN CORNER MONUMENT; THENCE SOUTH 18°34'25" EAST, 64.83 FEET TO AN IRON PIN CORNER MONUMENT; THENCE SOUTH 71°25'35" WEST, 370.00 FEET; THENCE SOUTH 46°31'54" EAST, 150.30 FEET; THENCE SOUTH 45°18'41" EAST, 521.46 FEET; THENCE SOUTH 20°49'31" EAST, 194.49 FEET, THIS POINT BEING ON THE NORTH RIGHT-OF-WAY OF CAVE MILL ROAD; THENCE WITH THE NORTH RIGHT-OF-WAY SOUTH 69°10'29" WEST, 199.02 FEET TO AN IRON PIN; THENCE LEAVING THE RIGHT-OF-WAY OF CAVE MILL ROAD, NORTH 18°34'25" WEST, 527.63 FEET; THENCE SOUTH 71°25'35" WEST, 382.95 FEET; THENCE NORTH 18°34'25" WEST, 46.13 FEET; THENCE SOUTH 61°25'35" WEST, 445.41 FEET IN PART ALONG THE SOUTHWEST RETENTION POND #1; THENCE NORTH 28°34'25" WEST, 380.00 FEET; THENCE NORTH 61°25'35" EAST, 338.23 FEET, THIS POINT BEING IN THE NORTH LINE OF A DRAINAGE EASEMENT; THENCE WITH THE EASEMENT NORTH 47°34'25" EAST, 111.87 FEET TO A DEFLECTION POINT IN THE EASEMENT; THENCE NORTH 62°34'25" EAST, 70.05 FEET, THENCE LEAVING THE EASEMENT NORTH 18°34'25" WEST, 1282.23 FEET; THENCE SOUTH 71°25'35" WEST, 300.00 FEET; THENCE NORTH 18°34'25" WEST 589.25 FEET TO A POINT IN THE LINE OF UNITED INNKEEPERS PROPERTY; THENCE NORTH 69°26'37” EAST, 919.65 FEET TO A POINT CORNER COMMON TO THE WAL-MART PROPERTY; THENCE SOUTH 18°34'54" EAST, 390.00 FEET; THENCE SOUTH 25°57'32" EAST, 233.09 FEET; THENCE NORTH 71°25'35" EAST, 315.00 FEET; THENCE NORTH 15°45'55" EAST, 328.22 FEET; THENCE NORTH 71°24'29" EAST, 540.00 FEET TO THE POINT OF BEGINNING.

PARCEL 2 - FEE SIMPLE:

COMMENCING AT AN IRON PIN IN THE WEST RIGHT OF WAY OF SCOTTSVILLE ROAD, SAID PIN BEING A CORNER OF OWNER'S TRACT I AND THE JESSIE ELKIN PROPERTY AND BEING 80 FEET WEST AND 232.03 FEET NORTH OF THE INTERSECTION OF THE CENTER

LINE OF SCOTTSVILLE ROAD WITH THE CENTER LINE OF CAVE MILL ROAD, THENCE SOUTH 68°15'35" WEST, 809.00 FEET TO THE POINT OF BEGINNING; THENCE SOUTH 18°46'58" EAST, 182.51 FEET TO A POINT IN THE NORTH RIGHT OF WAY OF CAVE MILL ROAD; THENCE ALONG THE RIGHT OF WAY SOUTH 69°10'29" WEST, 220.89 FEET TO A POINT IN THE LINE OF MERCANTILE TRACT; THENCE LEAVING THE RIGHT OF WAY ALONG A LINE COMMON TO THE MERCANTILE TRACT, NORTH 20°49'31" WEST, 191.34 FEET TO A CORNER TO THE MERCANTILE TRACT; THENCE ALONG A LINE COMMON TO THE MERCANTILE TRACT NORTH 71°25"35" EAST, 227.57 FEET TO THE POINT OF BEGINNING, AND AS RECORDED IN MAJOR SUBDIVISION PLAT BOOK 20, PAGE 21, SLIDE 4-338 & 4-339, IN WARREN COUNTY COURT CLERK'S OFFICE.

PARCEL 3 - FEE SIMPLE:

A CERTAIN TRACT OF LAND LOCATED ON CAMPBELL LANE IN BOWLING GREEN, WARREN COUNTY, KENTUCKY, BEGINNING AT A STAKE LOCATED IN THE SOUTH RIGHT OF WAY LINE OF CAMPBELL LANE, SAID STAKE BEING A CORNER COMMON TO LOTS 1 AND 2 AS SET OUT IN PLAT BOOK 16, PAGE 144 IN THE OFFICE OF THE CLERK OF THE WARREN COUNTY COURT, THENCE FROM SAID BEGINNING POINT SOUTH 18°33'53" EAST 335.99 FEET TO A STAKE CORNER WITH LOT NO.1; THENCE SOUTH 69°26'37" WEST, 100.06 FEET TO A STAKE CORNER COMMON TO LOTS 2 AND 3; THENCE NORTH 18°33'53" WEST 336.39 FEET TO A STAKE IN THE SOUTH RIGHT OF WAY LINE OF CAMPBELL LANE A CORNER COMMON TO LOTS 2 AND 3; THENCE WITH THE RIGHT OF WAY LINE OF CAMPBELL LANE NORTH 69°40'07" EAST 100.05 FEET TO THE POINT OF BEGINNING, SAME BEING LOT NO. 2 OF THAT CERTAIN PLAT OF RECORD IN PLAT BOOK 16, PAGE 144 IN THE OFFICE OF THE CLERK OF WARREN COUNTY COURT.

PARCEL 4 - FEE SIMPLE:

BEGINNING AT A POINT ON A CORNER COMMON TO THE SUBJECT TRACT ON THE SOUTHERN BOUNDARY LINE OF A TRACT OF THE LANDS OF THE EQUITABLE PROPERTY (THE GREENWOOD MALL SITE) AND ON THE SOUTHERN WIDE RETENTION BASIN NUMBER 1, SAID POINT OF BEGINNING BEING LOCATED NORTH 52°19'26" WEST, 49.63 FEET FROM THE SOUTHWESTERN BOUNDARY LINE CORNER OF THE EQUITABLE PROPERTY APPROXIMATELY 295 FEET NORTHWEST OF THE NORTHWESTERN BOUNDARY LINE CORNER OF A TRACT OF THE LANDS OF THE BOWLING GREEN MUNICIPAL UTILITIES (GREENWOOD MALL ONE MILLION GALLON WATER STORAGE TANK SITE); THENCE WITH FOUR (4) LINES OVER THE LANDS OF THE KNOLLWOOD PARTNERSHIP PROPERTIES, SOUTH 28°34'25" EAST, 20.00 FEET TO A POINT; THENCE SOUTH 61°25'35" WEST 490.00 FEET TO A POINT; THENCE NORTH 30°49'12" WEST, 605.05 FEET TO A POINT; THENCE NORTH 71°25'35" EAST, 635.00 FEET TO A POINT ON A CORNER COMMON TO THE SUBJECT TRACT AND ON THE WESTERN BOUNDARY LINE OF THE EQUITABLE LIFE, (THE GREENWOOD MALL SITE); THENCE SOUTH 18°34'25" EAST, 70.00 FEET TO A POINT ON A CORNER COMMON TO THE SUBJECT TRACT AND AT THE INTERSECTION OF THE WESTERN AND A NORTHERN BOUNDARY LINE OF THE EQUITABLE PROPERTY, (THE GREENWOOD MALL SITE, NORTHEAST OF RETENTION BASIN NUMBER 1); THENCE WITH THREE (3) LINES ALONG A NORTHERN BOUNDARY LINE, ONE (1) LINE ALONG THE WESTERN BOUNDARY LINE AND ONE (1) LINE ALONG A SOUTHERN LINE OF SAID EQUITABLE PROPERTY, (THE GREENWOOD MALL SITE), SOUTH 62°34'13" WEST, 70.06 FEET TO A POINT; THENCE SOUTH 47°34'25" WEST, 111.87 FEET TO A POINT; THENCE SOUTH 61°25'35" WEST, 338.23 FEET TO A POINT; THENCE SOUTH 28°34'25"

EAST, 380.00 FEET TO A POINT; THENCE NORTH 61°25'35" EAST, 417.41 FEET TO A POINT OF BEGINNING.

LESS AND EXCEPT THE PROPERTY CONVEYED TO DAVID G. CHANDLER BY DEED DATED SEPTEMBER 24, 2003, RECORDED IN DEED BOOK 869, PAGE 480, SAID RECORDS.

PARCEL 5 - EASEMENT:

(A)	NON-EXCLUSIVE PERPETUAL EASEMENT FOR INGRESS AND EGRESS AS RETAINED IN

INSTRUMENT RECORDED IN DEED BOOK 481, PAGE 647, SAID RECORDS, OVER AND ACROSS VEHICULAR AND PEDESTRIAN AREAS OF PARCEL MORE PARTICULARLY DESCRIBED IN SAID INSTRUMENT; AND

(B)	PERPETUAL, NON-EXCLUSIVE EASEMENT FOR PEDESTRIAN AND VEHICLE INGRESS

AND EGRESS OVER ROADWAY AS MORE PARTICULARLY DESCRIBED AND GRANTED IN ROADWAY EASEMENT AGREEMENT FROM WAL-MART STORES, INC. TO GGP LIMITED PARTNERSHIP, RECORDED IN DEED BOOK 673, PAGE 455, SAID RECORDS.

LESS AND EXCEPT FROM PARCEL 1 ABOVE THE FOLLOWING PROPERTY:

SO MUCH PROPERTY AS WAS CONVEYED TO CAVE MILL INVESTMENT GROUP, LLC, A KENTUCKY LIMITED LIABILITY COMPANY, BY THAT CERTAIN SPECIAL WARRANTY DEED DATED DECEMBER 21, 2017 AND RECORDED ON JANUARY 2, 2018, OF RECORD IN DEED BOOK 1154, PAGE 183, IN THE OFFICE AFORESAID.

PARCELS 1, 2, 3 AND 4 BEING THE SAME PROPERTY ACQUIRED BY GREENWOOD MALL REALTY HOLDING LLC BY THAT CERTAIN DEED DATED AUGUST 18, 2022, OF RECORD IN DEED BOOK D1265, PAGE 430 IN THE OFFICE OF THE CLERK OF WARREN COUNTY, KENTUCKY.

PROPERTY 2

BEGINNING AT AN IRON PIN CORNER MONUMENT AT THE SOUTHWESTERN BOUNDARY LINE CORNER OF " MERCANTILE TRACT "A" (DEED BOOK 473, PAGE 118) AT A SOUTHEASTERN BOUNDARY LINE CORNER OF A TRACT OF THE LANDS OF GGP LIMITED PARTNERSHIP (DEED BOOK 667, PAGE 165, PLAT BOOK 28, PAGES 27, 28, 29 AND 30) ON THE NORTHERN RIGHT-OF-WAY LINE OF CAVE MILL ROAD IN THE SOUTHERN SECTION OF THE CITY OF BOWLING GREEN, WARREN COUNTY, KENTUCKY, SAID IRON PIN BEING LOCATED NORTHWARDLY 50.00 FEET FROM AND AT RIGHT ANGLES TO THE CENTERLINE OF SAID CAVE MILL ROAD AND REFERENCED NORTH 69 DEGREES 10 MINUTES 29 SECONDS EAST, 199.02 FEET FROM A SOUTHWESTERN BOUNDARY LINE CORNER OF SAID GGP LIMITED PARTNERSHIP ON THE EASTERN BOUNDARY LINE OF A TRACT OF THE LANDS OF CITY OF BOWLING GREEN (DEED BOOK 477, PAGE 584, AND MINOR SUBDIVISION PLAT BOOK 6, PAGE 76); THENCE WITH TWO (2) LINES ALONG THE WESTERN BOUNDARY OF SAID MERCANTILE TRACT "A", NORTH 20 DEGREES 49 MINUTES 31 SECONDS WEST, 194.46 FEET TO AN IRON PIN CORNER MONUMENT; THENCE NORTH 45 DEGREES 18 MINUTES 43 SECONDS WEST, 521.46 FEET TO AN IRON PIN CORNER MONUMENT ON A NORTHWESTERN BOUNDARY LINE CORNER OF SAID MERCANTILE TRACT "A"; THENCE LEAVING SAID MERCANTILE TRACT "A" AND OVER A TRACT OF LANDS GGP LIMITED PARTNERSHIP (DEED BOOK 667, PAGE 165, PLAT BOOK 28, PAGES 27, 28, 29 AND 30), NORTH 46 DEGREES 31 MINUTES 54 SECONDS WEST, 150.30 FEET TO AN EXISTING PK ON THE SOUTHWESTERN BOUNDARY LINE CORNER OF A TRACT OF THE

LANDS OF GGP LIMITED PARTNERSHIP (DEED BOOK 667, PAGE 174, PLAT BOOK 26, PAGES 39 AND 40), THE TRUE POINT OF BEGINNING OF THE HEREIN DESCRIBED TRACT; THENCE ALONG A PORTION OF THE WESTERN BOUNDARY LINE OF SAID TRACT OF THE LANDS OF GGP LIMITED PARTNERSHIP (DEED BOOK 667, PAGE 174, PLAT BOOK 26, PAGES 39 AND 40), NORTH 18 DEGREES 34 MINUTES 25 SECONDS WEST, 279.69 FEET TO AN IRON PIN CORNER MONUMENT ON A CORNER COMMON TO THE SUBJECT TRACT AND AT A NEW NORTHEASTERN BOUNDARY LINE CORNER OF SAID GGP LIMITED PARTNERSHIP (DEED BOOK 667, PAGE 165, PLAT BOOK 26, PAGES 39 AND 40); THENCE WITH THREE (3) LINES SEVERING THE LANDS OF SAID GGP LIMITED PARTNERSHIP (DEED BOOK 667, PAGE 165, PLAT BOOK 26, PAGES 39 AND 40, PLAT BOOK 28, PAGES 27, 28, 29 AND 30, AND PLAT BOOK 28, PAGE 41), SOUTH 71 DEGREES 25 MINUTES 35 SECONDS WEST, 216.73 FEET TO AN IRON PIN CORNER MONUMENT; THENCE NORTH 18 DEGREES 34 MINUTES 25 SECONDS WEST, 316.45 FEET TO AN IRON PIN CORNER MONUMENT; THENCE NORTH 71 DEGREES 25 MINUTES 35 SECONDS EAST, 216.73 FEET TO AN IRON PIN CORNER MONUMENT ON A CORNER COMMON TO THE SUBJECT TRACT AND AT A NEW SOUTHEASTERN BOUNDARY LINE CORNER OF GGP LIMITED PARTNERSHIP (DEED BOOK 667, PAGE 165 PLAT BOOK 26, PAGES 39 AND 40, PLAT BOOK 28, PAGES 27, 28, 29 AND 30, AND PLAT BOOK 28, PAGE 41) ON THE WESTERN BOUNDARY LINE OF SAID TRACT OF THE LANDS OF GGP LIMITED PARTNERSHIP (DEED BOOK 667, PAGE 174, PLAT BOOK 26, PAGES 39 AND 40, PLAT BOOK 28, PAGES 27, 28, 29, AND 30, AND PLAT BOOK 28, PAGE 41); THENCE ALONG THE WESTERN AND NORTHERN BOUNDARY LINE OF SAID GGP LIMITED PARTNERSHIP (DEED BOOK 667, PAGE 174, PLAT BOOK 26, PAGES 39 AND 40, PLAT BOOK 28, PAGES 27, 28, 29, AND 30, AND PLAT BOOK 28, PAGE 41), NORTH 18 DEGREES 34 MINUTES 25 SECONDS WEST, 37.87 FEET TO AN EXISTING PK; THENCE NORTH 71 DEGREES 25 MINUTES 35 SECONDS EAST, 301.58 FEET TO AN IRON PIN CORNER MONUMENT ON A CORNER COMMON TO THE SUBJECT TRACT AND AT A NEW SOUTHEASTERN BOUNDARY LINE CORNER OF SAID GGP LIMITED PARTNERSHIP (DEED BOOK 667, PAGE 165, PLAT BOOK 26, PAGES 39 AND 40, PLAT BOOK 28, PAGES 27, 28, 29 AND 30, AND PLAT BOOK 28, PAGE 41) ON THE NORTHERN BOUNDARY LINE OF SAID GGP LIMITED PARTNERSHIP (DEED BOOK 667, PAGE 174, PLAT BOOK 26, PAGES 39 AND 40, PLAT BOOK 28, PAGES 27, 28, 29 AND 30, AND PLAT BOOK 28, PAGE 41); THENCE WITH TWO (2) LINES SEVERING THE LANDS OF GGP LIMITED PARTNERSHIP (DEED BOOK 667, PAGE 165, PLAT BOOK 26, PAGES 39 AND 40, PLAT BOOK 28, PAGES 27, 28, 29 AND 30, AND PLAT BOOK 28, PAGE 41), NORTH 18 DEGREES 34 MINUTES 25 SECONDS WEST, 26.14 FEET TO AN IRON PIN CORNER MONUMENT; THENCE NORTH 71 DEGREES 25 MINUTES 35 SECONDS EAST, 100.00 FEET TO AN IRON PIN CORNER MONUMENT; THENCE CONTINUING SEVERING THE LANDS OF GGP LIMITED PARTNERSHIP (DEED BOOK 667, PAGE 165, PLAT BOOK 26, PAGES 39 AND 40, PLAT BOOK 28, PAGES 27, 28, 29 AND 30, AND PLAT BOOK 28, PAGE 41) AND ALONG THE EASTERN BOUNDARY LINE OF GGP LIMITED PARTNERSHIP (DEED BOOK 667, PAGE 174, PLAT BOOK 26, PAGES 39 AND 40, PLAT BOOK 28, PAGES 27, 28, 29 AND 30, AND PLAT BOOK 28, PAGE 41), SOUTH 18 DEGREES 34 MINUTES 25 SECONDS EAST, 345.31 FEET TO AN IRON PIN CORNER MONUMENT; THENCE WITH FIVE (5) LINES ALONG THE EASTERN AND SOUTHERN BOUNDARY LINES OF SAID GGP LIMITED PARTNERSHIP (DEED BOOK 667, PAGE 174, PLAT BOOK 26, PAGES 39 AND 40, PLAT BOOK 28, PAGES 27, 28, 29 AND 30, AND PLAT BOOK 28, PAGE 41); NORTH 71 DEGREES 25 MINUTES 35 SECONDS EAST, 20.00 FEET TO AN EXISTING PK; THENCE SOUTH 18 DEGREES 34 MINUTES 25 SECONDS EAST, 250.00 FEET TO AN IRON PIN CORNER MONUMENT; THENCE SOUTH 71 DEGREES 25 MINUTES 35 SECONDS WEST, 51.58 FEET TO AN IRON PIN CORNER MONUMENT; THENCE SOUTH 18 DEGREES 34 MINUTES 25 SECONDS EAST, 64.83 FEET TO AN IRON PIN CORNER MONUMENT; THENCE SOUTH 71 DEGREES 25 MINUTES 35 SECONDS WEST, 370.00 FEET TO THE POINT OF BEGINNING, CONTAINING 328,752.56

SQUARE FEET/7.547 ACRES/3.054 HECTARES, MORE OR LESS, ACCORDING TO THE SURVEY OF DDS ENGINEERING DATED JANUARY 11, 1996; SUBJECT TO ANY AND ALL EXISTING RIGHTS-OF-WAYS AND EASEMENTS AND ALL BEARINGS BEING REFERENCED TO THE RECORDED PLAT BEARINGS.

PROPERTY 2 BEING THE SAME PROPERTY ACQUIRED BY GREENWOOD MALL REALTY HOLDING LLC BY THAT CERTAIN DEED DATED AUGUST 18, 2022, OF RECORD IN DEED BOOK D1265, PAGE 444 IN THE OFFICE OF THE CLERK OF WARREN COUNTY, KENTUCKY.

EXHIBIT B

BILL OF SALE

BILL OF SALE

For and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration (including the Purchase Price), the receipt and sufficiency of which are hereby acknowledged, _______________, a _______ (“Seller”), does hereby assign, grant, bargain, sell, transfer, convey, and deliver to FCPT HOLDINGS, LLC, a Delaware limited liability company (“Buyer”), all of Seller’s right, title and interest in and to the assets of Seller (collectively, the “Assets”), if any, including without limitation the assets located on or used in connection with those certain real properties described on Exhibit A attached hereto and incorporated herein by reference, to have and to hold the same by Buyer and its successors and assigns.

Seller represents and warrants that it holds title to the Assets free and clear of any and all Liens.  Except for the foregoing representation and warranty, Seller transfers the Assets, “As Is”, “Where Is” and “With All Faults” and without recourse.

Capitalized terms used in this Bill of Sale and in Exhibit A attached hereto and not otherwise defined herein or therein shall have the meaning ascribed thereto in that certain Master Purchase and Sale Agreement, dated as of ________ __, 2025, between Seller and Buyer (collectively, the “Purchase and Sale Agreement”).

Date:  ___________, 2025

SELLER:

____________________________

By:______________________

Name: ___________________

Title: ____________________

EXHIBIT C

ASSIGNMENT AGREEMENT

This Assignment Agreement (the “Agreement”) dated as of _____________, 2025 (the “Effective Date”), is by and between _________________________, a _____________ (“Assignor”), and FCPT HOLDINGS, LLC, a Delaware limited liability company (“Assignee”).

WHEREAS, Assignor, as Seller, and FCPT Acquisitions, LLC, as Buyer (“Original Buyer”)], have entered into that certain Master Purchase and Sale Agreement dated as of _________, 2025 [as modified by amendment dated ________________,] ([collectively, ](the “Purchase Agreement”), relating to those certain real properties and improvements located at the addresses set forth on Exhibit A attached hereto, which Purchase Agreement provides for, among other things, the transfer and sale by Assignor to Original Buyer of Property Documents, Warranties, Permits and Intangibles (capitalized terms used herein and otherwise not defined shall have the meaning given in the Purchase Agreement); and

WHEREAS, Original Buyer assigned its right, title and interest in and to the Purchase Agreement to Assignee pursuant to that certain Assignment of Master Purchase and Sale Agreement dated as of _______________, 2025; and

WHEREAS, Assignor desires to assign to Assignee all of Assignor’s right, title and interest in and to the Property Documents, Warranties, Permits and Intangibles including, without limitation, as more particularly listed in Exhibit B attached hereto (collectively, the “Assigned Rights”);

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1.Assignment.  Assignor does hereby convey and assign to Assignee, its successors and assigns, all of Assignor’s right, title and interest in and to the Assigned Rights (and Assignor covenants to cooperate with Assignee to secure performance by any warrantor for any work under such Assigned Rights); provided, however, that to the extent the assignment of any Assigned Right shall require the consent of any other party, this Agreement shall not constitute a contract to assign the same or any rights or liabilities thereunder if an attempted assignment thereof would cause a breach of the terms of the Assigned Right, and the assignment of such Assigned Right shall not be effective unless and until the consent of such other party shall have been obtained.

2.Binding Agreement.  The terms and conditions of this Agreement shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

3.Interpretation.  If there is any conflict as to the terms of this Agreement and the Purchase Agreement, the terms of the Purchase Agreement shall prevail.

4.Governing Law.  This Assignment Agreement shall be governed by and construed in accordance with the laws of ____________ applicable to contracts made and performed entirely therein.

5.Headings.  The headings of this Agreement are for reference only and shall not limit or define the meaning of any provision of this Agreement.

6.Counterparts.  The Parties agree that this Agreement may be executed by the Parties in one or more counterparts and each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Assignor and Assignee have executed this Agreement as of the date set forth above.

ASSIGNOR:______________________________

By:___________________________

Its:___________________________

ASSIGNEE:______________________________

By: ___________________________

Its: ___________________________

EXHIBIT A

ADDRESSES OF PROPERTIES

[EXHIBIT B

LIST OF ASSIGNED RIGHTS/CONTRACTS]

EXHIBIT D

RECORDING REQUESTED BY AND

WHEN RECORDED RETURN TO:

[to be conformed to state requirements]

SPECIAL WARRANTY DEED

For the consideration of Ten Dollars ($10.00), and other valuable considerations, __________________________ (“Grantor”), hereby conveys to FCPT HOLDINGS, LLC, a Delaware limited liability company (“Grantee”), the following described real property situated in _______________ County, ____________, together with all rights and privileges appurtenant thereto:

See legal description set forth in Exhibit A attached and incorporated by this reference (the “Property”).

together with all improvements, buildings, structures and fixtures located thereon; all easements, if any, benefiting the Property; all rights, benefits, privileges and appurtenances pertaining to the Property, including any right, title and interest of Grantor in and to any property lying in or under the bed of any street, alley, road or right-of-way, open or proposed, abutting or adjacent to the Property; the strips, gaps or gores, if any, between the Property and abutting properties; all water, water rights, oil, gas or other mineral interests in, on, under or above the Property; and all rights and interests to receive any condemnation awards from any condemnation proceeding pertaining to the Property, sewer rights, water courses, wells, ditches and flumes located on or appurtenant to the Property.

SUBJECT TO the liens of taxes and assessments not yet due and payable, easements and restrictions of public record, easements visible upon the Property.

Grantor warrants the title to the Property against all acts of the Grantor herein and no other.

Dated this   day of   , 2025.

GRANTOR:

_______________________________

By:____________________________

Title:___________________________

STATE OF    )

)  ss:

COUNTY OF    )

This instrument was acknowledged and executed before me this ______ day of ______________, 2025, by __________________________.

_____________________________

Notary Public

My Commission Expires: ________________

EXHIBIT A TO

SPECIAL WARRANTY DEED

Legal Description

EXHIBIT E

RECORDING REQUESTED BY AND

WHEN RECORDED RETURN TO:

[to be conformed to state requirements]

ASSIGNMENT AND ASSUMPTION OF lEASE[ AND GUARANTY]

THIS ASSIGNMENT AND ASSUMPTION OF LEASE[ AND GUARANTY] (this “Assignment”), is made as of ____________, 2025 by and between ___________________, a ___________ (“Assignor”) and FCPT HOLDINGS, LLC, a Delaware limited liability company (“Assignee”).

W I T N E S S E T H:

WHEREAS, pursuant to the terms of that certain Master Purchase and Sale Agreement, dated as of________________, by and between Assignor, as Seller, and FCPT ACQUISITIONS, LLC, as Buyer (“Original Buyer”)] (the “Purchase Agreement”), Assignor agreed to sell to Original Buyer, inter alia, certain real property located at ____________________________________________________________ and more particularly described on Exhibit A attached hereto, the improvements located thereon and certain rights appurtenant thereto owned by Assignor, (collectively, the “Property”).  Initially capitalized terms not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement; and

WHEREAS, the Purchase Agreement provides, inter alia, that Assignor shall assign to Original Buyer the Assignor’s/landlord’s interest in that certain [insert name of Lease] dated as of ___________ [, along with that certain [[insert name of guaranty, if applicable] by ___________________ dated as of ___________] [[insert name of memorandum of lease, if applicable] dated as of  ___________ and recorded at _______________]] (collectively, and as the same [has][have] been amended, modified and assigned, the “Lease Agreement”); and

WHEREAS, Original Buyer assigned its right, title and interest in and to the Purchase Agreement to Assignee pursuant to that certain Assignment of Purchase and Sale Agreement dated as of ______________, 2025.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.Assignment. Assignor hereby assigns, transfers and conveys to Assignee, all right, title and interest of Assignor as landlord under the Lease Agreement.  Assignor shall remain liable for the performance of any obligation required to be performed by the landlord under the Lease Agreement for all periods prior to the date hereof.  Assignor shall indemnify, defend and save Assignee harmless from and against any and all claims, demands or liabilities arising pursuant to the Lease Agreement as a result of any act or omission of Assignor occurring prior to the date hereof.  The original signed counterparts of the Lease Agreement, or copies thereof, if no originals are available, together with any and all supplements and amendments thereto, have been delivered to Assignee herewith.

2.Assumption.  Assignee, by acceptance of this Assignment and the Lease Agreement, hereby assumes and agrees to keep, observe and perform all of the covenants, conditions, terms and provisions under the Lease Agreement to be kept, observed and performed by the landlord thereunder from and after the date hereof.  Assignee shall indemnify, defend and save Assignor harmless from and against any and all claims, demands or liabilities arising pursuant to the Lease Agreement as a result of any act or omission of Assignee occurring from and after the date hereof.

3.Miscellaneous.  This Assignment and the obligations of the parties hereunder shall survive the closing of the transaction referred to in the Purchase Agreement and shall not be merged therein, shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns and may not be modified or amended in any manner other than by a written agreement signed by the party to be charged therewith.

4.Severability.  If any term or provision of this Assignment or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Assignment or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Assignment shall be valid and enforced to the fullest extent permitted by law.

5.Counterparts.  This Assignment may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have executed this Assignment as of the date first set forth hereinabove.

ASSIGNOR:

ASSIGNEE:

[ADD NOTARY BLOCKS CONFORMING TO STATE REQUIREMENTS]

[ADD GUARANTOR CONSENT AND

CONFIRMATION OF GUARANTY IF APPLICABLE]

Exhibit A

LEGAL DESCRIPTION OF PROPERTY

EXHIBIT F

Seller’s diligence materials

With respect to each Property:

1.	The Leases, any assignments or amendments thereof and any guaranties relating thereto, and all other agreements relating to possession, use or occupancy of any portion of the Real Property.

2.	Agreements in Seller’s possession or under its control relating to the management, operation, repair or maintenance of the Improvements, if any, and all amendments and modifications thereto.

3.

Maps, reports, documents, surveys, studies, plans and specifications, drawings, and other governmental permits and approvals, notices from insurer or governmental authority regarding the Property or any portion thereof, warranties, documents of significance to the Real Property, correspondence, or other materials pertaining to or concerning the Real Property that are in Seller’s possession or under its control, including, without limitation:

●	Any and all ALTA surveys for the Real Property;
●	Any and all soil, geotechnical, grading, drainage, hydrology or other engineering studies relating to the Real Property;
●	Any and all environmental assessments, Phase I reports, Phase II reports and environmental remediation contracts for the Real Property;
●	Any and all seismic or earthquake reports relating to the Real Property;
●	Any and all architectural schematic or design development plans;
●	Any and all applications for or copies of licenses, permits, conditional use permits, variances, certificates of occupancy, or for other land use entitlements to any governmental agency for the use, occupancy, and development of the Real Property, together with relating supporting materials; and
●	Property condition reports.

4.	Property tax statements and assessed value notices for the past three years.

5.	Copies of all insurance policies.

6.	Annual operating statements within the last three (3) year period prior to the date of this Agreement.

7.	Annual store sales reports for the three (3) year period prior to the date of this Agreement.

8.	Budgets for the Real Property for the next fiscal year.

9.	Unaudited profit and loss statement for the most recent calendar quarter.

10.	All correspondence from governmental agencies relating to the Real Property, and all correspondence from neighboring property owners regarding the operation and use of the Real Property.

11.	Any marketing studies relating to the Real Property.

12.	Seller’s title insurance policy for the Real Property with all endorsements thereto.

13.	Any and all correspondence, notifications or other documentation relating to condemnation of any portion of the Real Property or any real property adjacent to the Real Property.

14.	Any and all contracts and warranties relating to the Real Property, whether or not such warranties are assignable or transferrable to Buyer.

15.	Any other documents or other information in the possession or control of Seller or its agents pertaining to the Property.

EXHIBIT G

FORM OF TENANT NOTICE LETTER

[seller name]

[seller address]

NOTICE TO TENANT

____________, 2025

_________________________

_________________________

_________________________

Re:

Lease dated _____________ (as amended, modified and supplemented from time to time, and any guaranties relating thereto, collectively the “Lease”) by and between _________________, a __________ limited liability company (“Landlord”) and _________________, a _____________ corporation (“Tenant”) with respect to the real property located at __________________________________________ (the “Property”)

Dear Tenant:

Please be advised that the Property and Landlord’s interest in the Lease were purchased by FCPT HOLDINGS, LLC, a Delaware limited liability company (“Buyer”) from Landlord, effective as of the date hereof (the “Closing Date”).  Buyer has assumed all of the obligations of Landlord arising from and after the Closing Date.  Landlord hereby irrevocably instructs and authorizes you to hereafter make all rent and other monetary obligation payments payable directly to Buyer, commencing with your _______________, 2025 payment.  Buyer’s notice information is as follows:

FCPT Holdings, LLC

591 Redwood Highway, Suite 3215

Mill Valley, CA 94941

Telephone:  415-965-8030

Telecopier:  415-877-9964

For billing and collection questions or issues, please contact Carol Glennon, at (415) 432-9301, Email: accountsreceivable@fcpt.com.

For all other purposes under the Lease, please contact Property Management, at (415) 432-8407, Email: propertymanagement@fcpt.com.

Please direct your insurance broker to obtain a certificate of insurance identifying Buyer as an additional named insured as required pursuant to the terms of the Lease and request that all future communication to your landlord be sent to Buyer.

To facilitate your payment of rent and other monetary obligations to Buyer, Buyer’s W-9 Form in enclosed with this letter.  Buyer’s tax identification number is 47-4776395.

In addition, Buyer requests that all payments to be made via wire transfer or ACH utilize the following:

Beneficiary Account Name:	Four Corners Operating Partnership, LP
Beneficiary Account Number:	4671461366
Bank Name:	Wells Fargo Bank, N.A.
Bank Address:	420 Montgomery Street San Francisco, CA 94104
Wire Routing Transit Number:	(RTN/ABA) 121000248
For International transfer only International SWIFT/BIC code:	WFBIUS6S

****To ensure proper credit, please indicate the address of the Property for which the payment is being made on the wire.

****DUE TO INCREASED FRAUD, YOU SHOULD CONFIRM ALL WIRING INSTRUCTIONS BY PHONE DIRECTLY WITH BUYER’S OFFICE BEFORE TRANSFERRING YOUR FIRST RENT PAYMENT.

For rent payments that must be made via check, please use the following address:

Four Corners Operating Partnership, LP

PO BOX 936705

Atlanta, GA 31193-6705

The instructions set forth herein are irrevocable and are not subject to modification in any manner except as expressly provided by, or on behalf of, the General Counsel of Buyer.

Remainder of Page Intentionally Left Blank
Signature Page to Follow

4

BUCHALTER 106011204v2

NOTICE TO TENANT

_________, 2025

(Tenant Name and Property Address)

Sincerely,

SELLER

_________________________, LLC,

a _______ limited liability company

By:

Name:

Title:

LEASE ASSUMPTION ACKNOWLEDGED:

BUYER:

FCPT HOLDINGS, LLC,

a Delaware limited liability company

By:

Name:

Title:

5

BUCHALTER 106011204v2

SCHEDULE I

contracts

[none]

6

BUCHALTER 106011204v2